SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [  ]

Check the appropriate box:

[X]     Preliminary Proxy Statement
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to ss.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                           Jacksonville Bancorp, Inc.
                           --------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
                                 --------------
       (Name of Person(s) Filing Proxy Statement, if other than Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[ ]      No fee required.

[X] Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and Fee Rate Advisory #2 for Fiscal Year 2004

(1)      Title of each class of securities to which transaction applies:
         Common Stock, par value $.01 per share

(2) Aggregate number of securities to which transaction applies: 2,024,837, including outstanding stock options

(3) Per unit price or other underlying value of transaction computed pursuant to Fee Rate Advisory #2 for Fiscal Year 2004 (Set forth the amount on which the filing fee is calculated and state how it was determined): $37.50, the per share merger consideration

(4)      Proposed maximum aggregate value of transaction: $72,500,000

(5)      Total fee paid: $5,865.25

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

(2)      Form, Schedule or Registration Statement No.:

(3)      Filing Party:

(4)      Date Filed:

                           JACKSONVILLE BANCORP, INC.
                           COMMERCE AND NECHES STREET
                            JACKSONVILLE, TEXAS 75766
                                 (903) 586-9861

                                October __, 2003

Dear Fellow Stockholders:

         You are cordially invited to attend a special meeting of stockholders of Jacksonville Bancorp, Inc. to be held at _:00 a.m., local time, on November __, 2003 at the _____________, Jacksonville, Texas. At the special meeting you will be asked to consider and vote upon a proposal to approve and adopt an agreement and plan of merger pursuant to which Jacksonville will be acquired by Franklin Bank Corp.

         If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Jacksonville common stock (other than certain shares held by Franklin or Jacksonville or as to which dissenters' rights have been perfected) will be converted into the right to receive $37.50 in cash, without interest. The per share merger consideration of $37.50 represents a premium of 25.0% over our $30.00 closing stock price on August 11, 2003, the day before we announced the proposed transaction. The cash you receive in the merger in exchange for your shares of Jacksonville common stock will be subject to U.S. federal income tax and may also be taxed under state, local and foreign tax laws.

         The merger cannot be completed unless the stockholders of Jacksonville approve and adopt the merger agreement and the parties receive all required regulatory approvals, among other customary conditions.

         Based on our reasons for the merger described in the attached document, including the fairness opinion issued by our financial advisor, Trident Securities, our board of directors believes that the merger agreement is fair to you and in your best interests. ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

         The accompanying document gives you detailed information about the special meeting, the merger, the merger agreement and related matters. WE URGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING THE ATTACHED MERGER AGREEMENT.

         It is very important that your shares be voted at the special meeting, regardless of whether you plan to attend the meeting in person. To ensure that your shares are represented on this very important matter, please take the time to vote by completing and mailing the enclosed proxy card or by voting via the Internet in the manner described herein.

         Thank you for your cooperation and your continued support of Jacksonville.

                                   Sincerely,



                                   Jerry M. Chancellor
                                   President and Chief Executive Officer

                           JACKSONVILLE BANCORP, INC.
                           COMMERCE AND NECHES STREET
                            JACKSONVILLE, TEXAS 75766
                                 (903) 586-9861

                                 ---------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER __, 2003

                                -----------------

To the stockholders of Jacksonville Bancorp, Inc.:

         We will hold a special meeting of stockholders of Jacksonville Bancorp, Inc. at _:00 a.m., local time, on _______, November __, 2003, at __________________, Jacksonville, Texas, for the following purposes:

o to consider and vote upon a proposal to approve and adopt an agreement and plan of merger, dated as of August 12, 2003, among Jacksonville Bancorp, Inc., Franklin Bank Corp. and FBC Merger Corporation, pursuant to which, among other things, (i) FBC Merger Corporation will merge with and into Jacksonville and (ii) upon completion of the merger, each outstanding share of Jacksonville common stock (other than specified shares held by Jacksonville or Franklin or as to which dissenters' rights have been perfected) will be converted into the right to receive $37.50 in cash, without interest;

o to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

o to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

         We have fixed the close of business on October 7, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. Only holders of Jacksonville common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. The affirmative vote of the holders of at least two-thirds of the outstanding Jacksonville common stock entitled to vote at the special meeting is necessary to approve and adopt the merger agreement.

         Stockholders are entitled to assert dissenters' rights pursuant to the Texas Business Corporation Act. A copy of the dissenters' rights provisions is attached to the enclosed proxy statement as Appendix C.

         OUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT IS FAIR TO AND IN THE BEST INTERESTS OF JACKSONVILLE'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                           By Order of the Board of Directors



                                           Jerry M. Chancellor
                                           President and Chief Executive Officer

Jacksonville, Texas
October __, 2003

                                    IMPORTANT

         Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, please sign, date and promptly return the accompanying proxy card using the enclosed postage-prepaid envelope. If you are a record stockholder and for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the special meeting in the manner described in the attached document.

                                TABLE OF CONTENTS


                                                                                         Page
                                                                                         ----

SUMMARY................................................................................    2
THE SPECIAL MEETING....................................................................    3
     Time, Date and Place..............................................................   10
     Matter to be Considered...........................................................   10
     Shares Outstanding and Entitled to Vote; Record Date..............................   10
     How to Vote Your Shares...........................................................   10
     Vote Required.....................................................................   11
     Recommendations of the Jacksonville Board of Directors............................   12
     Solicitation of Proxies...........................................................   12
THE MERGER.............................................................................   14
     The Parties.......................................................................   14
     Acquisition Structure.............................................................   15
     Merger Consideration..............................................................   15
     Effective Time of the Merger......................................................   15
     Background of the Merger..........................................................   15
     Recommendation of the Jacksonville Board of Directors and Reasons for the Merger..   17
     Opinion of Jacksonville's Financial Advisor.......................................   19
     Treatment of Stock Options........................................................   25
     Surrender of Stock Certificates; Payment for Shares...............................   26
     Financing the Transaction.........................................................   26
     Board of Directors' Covenant to Recommend the Merger Agreement....................   27
     No Solicitation...................................................................   27
     Conditions to the Merger..........................................................   28
     Representations and Warranties of Jacksonville and Franklin.......................   29
     Conduct Pending the Merger........................................................   30
     Extension, Waiver and Amendment of the Merger Agreement...........................   34
     Termination of the Merger Agreement...............................................   34
     Termination Fee...................................................................   35
     Expenses..........................................................................   36
     Interests of Certain Persons in the Merger........................................   37
     Employee Benefits Matters.........................................................   39
     Regulatory Approvals..............................................................   40
     Certain Federal Income Tax Consequences...........................................   40
     Accounting Treatment..............................................................   41
     Stockholder Agreements............................................................   41
     Dissenters' and Appraisal Rights..................................................   42
CERTAIN BENEFICIAL OWNERS OF JACKSONVILLE COMMON STOCK.................................   45
STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING......................................   47
ADJOURNMENT OF THE SPECIAL MEETING.....................................................   47
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.............................   48
WHERE YOU CAN FIND MORE INFORMATION....................................................   49



Annex A   Agreement and Plan of Merger, dated as of August 12, 2003, among Jacksonville Bancorp, Inc.,
          Franklin Bank Corp. and FBC Merger Corporation..............................................   A-1
Annex B   Fairness Opinion of Trident Securities......................................................   B-1
Annex C   Sections 5.11, 5.12 and 5.13 of the Texas Business Corporation Act..........................   C-1


                                      (i)

                                     SUMMARY

         This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement, a copy of which is included as Annex A to this document, and the other documents to which we have referred you. You may obtain copies of all publicly filed reports and other information from the sources listed under the section "Where You Can Find More Information," beginning on page ___. Page references are included in this summary to direct you to a more complete description of the topics.

         Throughout this document, "Jacksonville," "we" and "our" refers to Jacksonville Bancorp, Inc., "Jacksonville Bank" refers to our wholly-owned banking subsidiary, Jacksonville Savings Bank, SSB, "Franklin" refers to Franklin Bank Corp., "FBC" refers to FBC Merger Corporation, a newly formed subsidiary of Franklin and, unless the context otherwise requires, Franklin Bank, S.S.B., a wholly-owned banking subsidiary of Franklin, is referred to in this document as "Franklin." Also, we refer to the merger between FBC and Jacksonville as the "merger," the merger between Jacksonville Bank and Franklin Bank as the "bank merger" and the agreement and plan of merger, dated as of August 12, 2003, among Jacksonville, Franklin and FBC as the "merger agreement."

         This proxy statement is first being mailed to stockholders of Jacksonville on or about ________ __, 2003.

JACKSONVILLE STOCKHOLDERS WILL RECEIVE $37.50 IN CASH FOR EACH SHARE OF JACKSONVILLE COMMON STOCK (PAGE __)

         Franklin and Jacksonville propose a transaction in which Jacksonville will be acquired by Franklin by virtue of the merger of FBC with and into Jacksonville. If the acquisition of Jacksonville by Franklin is completed, and you do not assert your dissenters' rights under Texas law, you will have the right to receive $37.50 in cash, without interest, for each share of Jacksonville common stock that you own as of the effective time of the merger. Immediately after the merger, Jacksonville Bank will be merged with and into Franklin Bank. You will need to surrender your Jacksonville stock certificates to receive the cash merger consideration, but you should not send us any certificates now. If the merger is completed, an exchange agent appointed by Franklin will send you detailed instructions on how to exchange your shares. The per share merger consideration of $37.50 represents a premium of 25.0% over our $30.00 closing stock price on August 11, 2003, the day before we announced the proposed transaction.

THE MERGER WILL BE TAXABLE FOR JACKSONVILLE STOCKHOLDERS (PAGE __)

         The exchange of your shares of Jacksonville common stock for cash in the merger will be a taxable transaction to you. For federal income tax purposes, you will generally recognize gain or loss in the merger equal to the difference between the cash payment (i.e., $37.50 per share) that you receive for your shares of Jacksonville common stock and your adjusted tax basis in your shares. The gain or loss will be either long-term capital gain or short-term capital gain depending on the length of time you have held your shares of Jacksonville common stock.

         Tax matters are complicated, and the tax consequences of the merger may vary among stockholders. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement. You should therefore consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

OUTSTANDING JACKSONVILLE STOCK OPTIONS WILL BE CANCELLED FOR THEIR CASH VALUE TO THE EXTENT THEY ARE NOT EXERCISED PRIOR TO THE MERGER (PAGE __)

         At the effective time of the merger, each outstanding and unexercised option to purchase shares of Jacksonville common stock issued under a Jacksonville stock option plan, whether or not then vested and exercisable, will be terminated and each holder will be entitled to receive in consideration for their option a cash payment from Franklin at the closing of the merger in an amount equal to the difference between $37.50 and the per share exercise price of the option, multiplied by the number of shares covered by the option, less any required tax withholdings.

WE HAVE RECEIVED AN OPINION FROM OUR FINANCIAL ADVISOR THAT THE CASH MERGER CONSIDERATION IS FAIR TO OUR STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW (PAGE __)

         Among other factors considered in deciding to approve the merger agreement, the Jacksonville board of directors received the written opinion of our financial advisor, Trident Securities, a Division of McDonald Investments, Inc., or Trident, that, as of August 12, 2003 (the date on which the Jacksonville board of directors approved the merger agreement), the $37.50 cash merger consideration is fair to the holders of Jacksonville common stock from a financial point of view. The opinion is included as Annex B to this proxy statement. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Trident in providing its opinion. Trident provided its opinion to the Jacksonville board of directors in connection with its consideration of the merger, and the opinion is not a recommendation to any stockholder as to how to vote. Jacksonville has agreed to pay Trident approximately $435,000 in connection with the Franklin transaction of which $65,000 has been paid to date.

THE SPECIAL MEETING (PAGE __)

         The special meeting will be held at _:00 a.m., local time, on ________, _______ __, 2003, at ___________, which is located at __________, Jacksonville,
Texas. At the special meeting, you will be asked to approve and adopt the merger agreement and to act on any other matters that may properly come before the special meeting.

RECORD DATE; VOTE REQUIRED (PAGE __)

         You can vote at the special meeting if you owned shares of Jacksonville common stock as of the close of business on October 7, 2003. On that date, there were 1,800,465 shares of Jacksonville common stock outstanding. You will have one vote at the special meeting for each share of Jacksonville common stock that you owned of record on that date.

         The affirmative vote of the holders of at least two-thirds of the outstanding Jacksonville commons stock entitled to vote at the special meeting is necessary to approve and adopt the merger agreement.

         The directors and certain executive officers of Jacksonville have agreed with Franklin to vote their shares of Jacksonville common stock in favor of the merger and the merger agreement. As of October 7, 2003, these individuals owned in the aggregate approximately 14.4% of the outstanding shares of Jacksonville common stock (exclusive of unexercised stock options).

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY JACKSONVILLE STOCKHOLDERS (PAGE __)

         Based on the reasons described elsewhere in this document, Jacksonville's board of directors believes that the merger agreement is fair to and in your best interests. Accordingly, our board of directors unanimously recommends that you vote "FOR" approval and adoption of the merger agreement.

CERTAIN DIRECTORS AND OFFICERS OF JACKSONVILLE HAVE FINANCIAL INTERESTS IN THE MERGER WHICH DIFFER FROM YOUR INTERESTS AS A JACKSONVILLE STOCKHOLDER (PAGE __)

         Some of the directors and executive officers of Jacksonville have agreements, stock options and other benefit plans or arrangements that provide them with financial interests in the merger that are different from, or in addition to, your interests. These interests arise because of rights under benefit and compensation plans or arrangements maintained by Jacksonville or Jacksonville Bank and under employment, noncompetition and termination agreements, and include the following:

         o the execution of severance agreements between Jacksonville, Franklin and each of four executive officers which provide for salaried employment with Franklin and severance payments under specified conditions, as well as cash payments to each individual in connection with their continued employment with Jacksonville, the termination of each individual's employment contract and the termination of each individual's deferred compensation agreement;

         o the execution of noncompetition agreements between Franklin and each of the directors of Jacksonville which provide for lump sum payments to each director upon completion of the merger;

         o the execution of deferred compensation payment agreements with some of the directors of Jacksonville which provide for lump sum payments upon completion of the merger in connection within the termination of each director's deferred compensation agreement;

         o the vesting of all unvested stock options under Jacksonville's equity compensation plans upon completion of the merger;

         o the allocation under the Jacksonville Bank employee stock ownership plan of any surplus shares of Jacksonville common stock to participating Jacksonville employees following termination of the employee stock ownership plan and the complete repayment of the outstanding employee stock ownership plan loan balance upon completion of the merger; and

         o Franklin's agreement to provide indemnification arrangements for directors and executive officers of Jacksonville and to maintain directors' and officers' liability insurance for such persons for a period of three years following the merger.

         The board of directors of Jacksonville was aware of these factors and considered them in approving the merger and the merger agreement.

JACKSONVILLE AND FRANKLIN MUST MEET SEVERAL CONDITIONS TO COMPLETE THE MERGER AND THE BANK MERGER (PAGE __)

         Completion of the merger depends on meeting a number of conditions, including the following:

         o Franklin and Jacksonville must receive all required regulatory or governmental approvals and consents to complete the transactions contemplated by the merger agreement, and any waiting periods required by law must have expired;

         o the merger agreement must be approved by the requisite vote of the stockholders of Jacksonville and stockholders of Franklin;

         o there must be no injunction, order, decree or law which prohibits, restricts or makes illegal the completion of the transactions contemplated by the merger agreement;

         o the consent, approval or waiver of each person (other than required regulatory approvals) whose consent or approval is required in order to permit the lawful completion of the transactions contemplated by the merger agreement shall have been obtained, other than consents or approvals the failure of which to obtain would not reasonably be expected to have a material adverse effect on Franklin or Jacksonville;

         o Franklin and Jacksonville must have performed in all material respects their respective obligations required to be performed under the merger agreement at or prior to the closing of the merger;

         o the representations and warranties of each of Franklin and Jacksonville in the merger agreement must be true and correct in all respects in each case as of the date of the merger agreement and as of the effective time of the merger,

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

              except as to any representation or warranty which specifically relates to an earlier date, subject to the materiality standard set forth in the merger agreement;

         o None of the governmental and third party permits, consents, waivers and authorizations necessary to complete the transactions contemplated by the merger agreement may contain any term or condition which would materially impair the value of Jacksonville and Jacksonville Bank to Franklin;

         o stockholders of Jacksonville dissenting from the merger must not hold more than 12% of the outstanding Jacksonville common stock; and

         o    Franklin must complete its offering of common stock.

         Unless prohibited by law, either Franklin or Jacksonville could elect to waive any of the conditions for its benefit that have not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied or waived where permissible, or that the merger will be completed.

THE PARTIES NEED TO OBTAIN VARIOUS REGULATORY APPROVALS IN ORDER TO COMPLETE THE MERGER (PAGE __)

         To complete the merger and the bank merger, the parties and their affiliates need to obtain the consent or approval of, give notice to or obtain a waiver from various regulatory authorities, including the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Texas Savings and Loan Department. The U.S. Department of Justice may provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval by a federal banking agency to challenge the approval on antitrust grounds. Franklin and Jacksonville have filed all necessary applications, notices and requests for waiver with applicable regulatory authorities. Franklin and Jacksonville cannot predict, however, whether or when all required regulatory approvals, consents or waivers will be obtained.

THE MERGER AGREEMENT MAY BE TERMINATED BY THE PARTIES (PAGE __)

         The merger agreement may be terminated as follows:

         o    by mutual consent of the parties;

         o by Franklin or Jacksonville if the merger is not completed by June 30, 2004, unless the failure to complete the merger by that date is due to the failure by the party seeking the termination of the merger agreement to perform its obligations under the merger agreement;

         o by Franklin or Jacksonville if the stockholders of Jacksonville or Franklin do not approve the merger agreement;


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

         o by Franklin or Jacksonville if any required regulatory approval for the completion of the transactions contemplated by the merger agreement is denied or a regulatory application is withdrawn at the regulator's request or recommendation unless a petition for rehearing or an amended application is filed within an agreed upon time frame, or if any governmental authority has issued a final order prohibiting the transactions;

         o by Franklin or Jacksonville if the other party breaches any of its representations, warranties, covenants or agreements under the merger agreement such that the non-terminating party would not be required to complete the merger, which breach has not been cured within 30 days of written notice of the breach;

         o by Jacksonville, at any time prior to the Jacksonville special meeting, if the board of directors of Jacksonville receives an offer that is superior to the Franklin offer and has determined that it must accept the superior offer to comply with its fiduciary duties;

         o by Franklin, at any time before the Jacksonville special meeting, if the board of directors of Jacksonville does not recommend to the Jacksonville stockholders that the merger agreement be approved, or withdraws or modifies its recommendation in a manner adverse to Franklin, fails to call or convene the Jacksonville special meeting or approves or recommends a merger with a person or entity other than Franklin;

         o by Franklin if the board of directors of Franklin determines that it would be inadvisable to proceed with its offering of common stock; or

         o by Jacksonville, at any time before the Franklin special meeting, if the board of directors of Franklin does not recommend to the Franklin stockholders that the merger agreement be approved or withdraws or modifies its recommendation in a manner adverse to the interests of Jacksonville or fails to call or convene the Franklin special meeting or obtain the necessary written consent of its stockholders.

JACKSONVILLE IS OBLIGATED TO PAY FRANKLIN A TERMINATION FEE UNDER CERTAIN CIRCUMSTANCES (PAGE __)

         As a material inducement to Franklin to enter into the merger agreement, Jacksonville agreed to pay Franklin a termination fee of $3.35 million if:

         o Franklin or Jacksonville terminates the merger agreement because the stockholders of Jacksonville do not approve the merger agreement or Franklin terminates the merger agreement as a result of a willful breach of the merger agreement by Jacksonville that cannot be cured within 30 days and both:


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

              oo a third party has made a competing business combination known to Jacksonville after the execution of the merger agreement and such acquisition proposal is not withdrawn not less than five days prior to the Jacksonville special meeting; and

              oo within 12 months of termination, Jacksonville enters into an acquisition agreement or otherwise completes an acquisition proposal.

         o Franklin terminates the merger agreement because the board of directors of Jacksonville does not recommend to its stockholders that the merger agreement be approved, or later withdraws or modifies its recommendation in a manner which is materially adverse to Franklin, fails to call or convene the Jacksonville special meeting or approves or recommends a merger with a person or entity other than Franklin; or

         o Jacksonville terminates the merger agreement because Jacksonville received an offer that is superior to the Franklin offer and determined, in the exercise of its fiduciary duties under applicable law, to accept the superior offer.

FRANKLIN IS OBLIGATED TO PAY JACKSONVILLE A TERMINATION FEE UNDER CERTAIN CIRCUMSTANCES (PAGE _)

         As a material inducement to Jacksonville to enter into the merger agreement, Franklin agreed to pay Jacksonville a termination fee of $1.5 million plus all out-of-pocket costs, fees and expenses related to the merger agreement up to $350,000 if:

         o Franklin terminates the merger agreement because Franklin determines that it would be inadvisable to proceed with its offering of common stock;

         o Jacksonville terminates the merger agreement because the board of directors of Franklin does not recommend to the Franklin stockholders that the merger agreement be approved or withdraws or modifies its recommendation in a manner adverse to the interests of Jacksonville or fails to call or convene the Franklin special meeting or to obtain the necessary written consent of its stockholders; or

         o Jacksonville or Franklin terminates the merger agreement if the merger is not completed by June 30, 2004, solely due to Franklin's initial public offering not being completed.

JACKSONVILLE'S STOCKHOLDERS HAVE DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER (PAGE __)

         Under Texas law, you have dissenters' appraisal rights with respect to your Jacksonville shares. If you do not wish to accept the $37.50 share cash merger consideration, you can dissent from the merger and instead choose to have the fair value of your shares judicially determined and paid to you in cash. However, in order to exercise your rights, you must follow specific


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

procedures. You should carefully read Sections 5.11, 5.12 and 5.13 of the Texas Business Corporation Act which are included as Appendix C.

THE PARTIES (PAGE __)

         o Jacksonville is a Texas chartered savings and loan holding company. Jacksonville's primary asset is its wholly-owned subsidiary, Jacksonville Bank. Jacksonville Bank is a Texas chartered savings bank which conducts business through nine banking branches in Cherokee County, Texas and surrounding counties in East Texas. The business of Jacksonville Bank consists primarily of attracting deposits from the general public and using those and other available sources of funds to originate loans secured by single-family residences located in its market area. To a lesser extent, Jacksonville Bank also originates construction loans, land loans, consumer loans, home equity loans, and a limited number of commercial real estate loans. In addition, Jacksonville Bank invests in United States government and federal agency securities and mortgage-backed securities, including collateralized mortgage obligations. As of June 30, 2003, Jacksonville had approximately $471.7 million of total assets, $385.7 million in deposits and $43.9 million in stockholders' equity.

         o Franklin is Texas-based savings and loan holding company with approximately $1.2 billion in assets, $601.8 million in deposits and $101.1 million in stockholders' equity as of June 30, 2003. Franklin's primary asset is its wholly-owned subsidiary, Franklin Bank, S.S.B., a Texas state savings bank. Franklin Bank originates single-family residential mortgage loans, provides retail banking products and services, originates residential construction loans and provides mortgage banker finance products and services. As of June 30, 2003, in addition to its corporate offices in Houston, Texas, where Franklin provides many of its banking services, Franklin had four full service retail branches in Texas, two regional residential construction lending offices in Florida and Arizona, a network of 31 retail mortgage offices in 14 states throughout the United States, and a regional wholesale origination office in California.

              Franklin has filed a registration statement with the Securities and Exchange Commission in order to register shares of common stock to be offered in an initial public offering. Prior to this offering, there has been no public market for Franklin's common stock. Approximately $72.5 million of the net proceeds from the offering will be used for the acquisition of Jacksonville. Completion of the offering by Franklin is a condition to Franklin's obligation to complete the transaction.

                               THE SPECIAL MEETING

TIME, DATE AND PLACE

         A special meeting of stockholders of Jacksonville will be held at _:00 a.m., local time, on ______, __________, __, 2003 at ____________________,
_________, Jacksonville, Texas.

MATTER TO BE CONSIDERED

         The purpose of the special meeting is to consider a proposal to adopt the merger agreement and a proposal to adjourn the special meeting and to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting. At this time, the Jacksonville board of directors is not aware of any matters, other than as set forth in the preceding sentence, that may be presented for action at the special meeting.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

         The close of business on October 7, 2003 has been fixed by Jacksonville as the record date for the determination of holders of Jacksonville common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date, there were 1,800,465 shares of Jacksonville common stock outstanding and entitled to vote. Each share of Jacksonville common stock entitles the holder to one vote at the special meeting on all matters properly presented at the special meeting.

HOW TO VOTE YOUR SHARES

         Stockholders of record may vote by mail or by attending the special meeting and voting in person.

         o If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

         If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

         Any stockholder executing a proxy may revoke it at any time before it is voted by:

         o delivering to the secretary of Jacksonville prior to the special meeting a written notice of revocation addressed to Sandra Thompson, Secretary, Jacksonville Bancorp, Inc., Commerce and Neches Streets, Jacksonville, Texas 75766;

         o delivering to Jacksonville prior to the special meeting a properly executed proxy with a later date; or

         o    attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

         Each proxy returned to Jacksonville (and not revoked) by a holder of Jacksonville common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted "FOR" approval and adoption of the merger agreement and "FOR" the proposal to adjourn the special meeting.

         At this time, the Jacksonville board of directors is not aware of any matters, other than as set forth above, that may be presented for action at the special meeting or any adjournment or postponement of the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

VOTE REQUIRED

         A quorum, consisting of the holders of a majority of the issued and outstanding shares of Jacksonville common stock entitled to vote at the special meeting, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal.

         The affirmative vote of the holders of at least two-thirds of the outstanding Jacksonville common stock entitled to vote at the special meeting is necessary to approve and adopt the merger agreement on behalf of Jacksonville. The affirmative vote of a majority of the votes cast on the matter at the special meeting is required to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement and any other matter properly submitted to stockholders for their consideration at the special meeting.

         Jacksonville intends to count shares of Jacksonville common stock present in person at the special meeting but not voting, and shares of Jacksonville common stock for which it has received proxies but with respect to which holders of such shares have abstained on any matter, as present at the special meeting for purposes of determining whether a quorum exists. Because approval and adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding Jacksonville common stock, such nonvoting shares and abstentions will have the same effect as voting against the merger agreement. Nonvoting shares and abstentions will have no effect on the proposal to adjourn the special meeting. In addition, under applicable rules, brokers who hold shares of Jacksonville common stock in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers in favor of the approval of the merger agreement without specific instructions to that effect from such customers. Accordingly, the failure of such customers to provide instructions with respect to their shares of Jacksonville common stock to their broker will have the same effect as voting against the merger agreement. However, because of the vote required to approve the proposal to adjourn the special meeting, "broker non-votes" will have no effect on that proposal. Such "broker non-votes," if any, will be counted as a present for determining the presence or absence of a quorum for the transaction of business at the special meeting or any adjournment or postponement thereof.

         The directors and certain executive officers of Jacksonville have entered into stockholder agreements with Franklin pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. As of the record date for the special meeting, these individuals owned in the aggregate approximately 14.4% of the outstanding shares of Jacksonville common stock (exclusive of unexercised stock options). See "Certain Beneficial Owners of Jacksonville Common Stock," beginning on page __ and "The Merger - Stockholder Agreements" on page __.

         As of the close of business on the record date for the special meeting, neither Franklin nor, to the knowledge of Franklin, any of its directors and executive officers, beneficially owned any shares of Jacksonville common stock.

RECOMMENDATIONS OF THE JACKSONVILLE BOARD OF DIRECTORS

         The Jacksonville board has unanimously approved and adopted the merger agreement and the transactions contemplated thereby. The Jacksonville board believes that the merger is fair to and in the best interests of Jacksonville and its stockholders and unanimously recommends that you vote FOR approval of the merger agreement and the transactions contemplated thereby. The Jacksonville board also unanimously recommends that you vote FOR approval of the proposal to adjourn the special meeting if necessary to solicit additional proxies to vote in favor of the merger agreement.

SOLICITATION OF PROXIES

         Jacksonville will pay for the costs of mailing this document to its stockholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its stockholders on behalf of its board of directors. In addition to solicitation by mail, the directors, officers and employees of Jacksonville and its subsidiaries may solicit proxies from stockholders of Jacksonville in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement by Jacksonville for their actual expenses.

         Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Jacksonville common stock held of record by such persons, and Jacksonville will reimburse such firms, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

         Jacksonville has retained Mellon Investor Services, a professional proxy solicitation firm, to assist it in the solicitation of proxies. The fee payable to such firm in connection with the merger is $6,500, plus reimbursement for reasonable out-of-pocket expenses.

                                   THE MERGER

         The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the annexes to this document, including the merger agreement attached as Annex A. You are urged to carefully read the merger agreement and the other annexes in their entirety.

THE PARTIES

         Set forth below is a brief description of the parties to the merger agreement.

         o Jacksonville's primary asset is Jacksonville Bank. Jacksonville Bank is a Texas chartered savings bank which conducts business through nine banking branches in Cherokee County, Texas and surrounding counties in East Texas. The business of Jacksonville Bank consists primarily of attracting deposits from the general public and using those and other available sources of funds to originate loans secured by single-family residences located in its market area. To a lesser extent, Jacksonville Bank also originates construction loans, land loans, consumer loans, home equity loans, and a limited number of commercial real estate loans. In addition, Jacksonville Bank invests in United States government and federal agency securities and mortgage-backed securities, including collateralized mortgage obligations. As of June 30, 2003, Jacksonville had approximately $471.7 million of total assets, $385.7 million in deposits and $43.9 million in stockholders' equity.

         o Franklin is Texas-based savings and loan holding company with approximately $1.2 billion in assets, $601.8 million in deposits and $101.1 million in stockholders' equity as of June 30, 2003. Franklin's primary asset is its wholly-owned subsidiary, Franklin Bank, S.S.B., a Texas state savings bank. Franklin Bank originates single-family residential mortgage loans, provides retail banking products and services, originates residential construction loans and provides mortgage banker finance products and services. As of June 30, 2003, in addition to its corporate offices in Houston, Texas, where Franklin provides many of its banking services, Franklin had four full service retail branches in Texas, two regional residential construction lending offices in Florida and Arizona, a network of 31 retail mortgage offices in 14 states throughout the United States, and a regional wholesale origination office in California.

              Franklin has filed a registration statement with the Securities and Exchange Commission in order to register shares of common stock to be offered in an initial public offering. Prior to this offering, there has been no public market for Franklin's common stock. Approximately $72.5 million of the net proceeds from the offering will be used for the acquisition of Jacksonville.

ACQUISITION STRUCTURE

         Subject to the terms and conditions set forth in the merger agreement, FCB, a newly-formed subsidiary of Franklin, will be merged with and into Jacksonville. Promptly following completion of the merger, Jacksonville Bank will be merged with and into Franklin Bank.

MERGER CONSIDERATION

         At the effective time of the merger, each share of Jacksonville common stock issued and outstanding immediately prior to the effective time (other than specified shares held by Jacksonville or Franklin or as to which dissenters' rights have been asserted and perfected under Texas law) will be cancelled and converted automatically into the right to receive from Franklin an amount equal to $37.50 in cash, without interest.

         After the completion of the merger, holders of certificates that prior to the merger represented issued and outstanding shares of Jacksonville common stock will have no rights with respect to those shares except for the right to surrender the certificates for the merger consideration. After the completion of the merger, holders of shares of Jacksonville common stock will have no continuing equity interest in Jacksonville or Franklin and, therefore, will not share in future earnings, dividends or growth of Jacksonville or Franklin.

EFFECTIVE TIME OF THE MERGER

         The merger will become effective when articles of merger are filed with the Secretary of State of the State of Texas and a certificate of merger is filed with the Secretary of State of the State of Delaware (or such later time as may be set forth in the articles of merger by the parties), which will not be done unless and until all conditions to the obligations of the parties to complete the merger are satisfied or waived where permissible. See "-Conditions to the Merger," beginning on page___. Although no assurance can be given in this regard, it is anticipated that the merger will become effective in the fourth quarter of 2003.

BACKGROUND OF THE MERGER

        In early 2002, Jacksonville began to consider the potential merits of a merger or other business combination in view of continued consolidation, evolving trends in technology and increasing competition within the financial services industry, and retained Trident securities as a financial advisor to assist Jacksonville in its consideration of a potential transaction. During 2002, Jacksonville or its representatives had informal contact with a number of financial institutions, including Franklin, but none of the discussions, other than with Franklin as described below, proceeded beyond the exploratory stage and no understanding with respect to the terms of any potential transaction was reached.

         In late 2002, Trident contacted Franklin's financial advisor in order to ascertain whether Franklin might have an interest in an unnamed financial institution in East Texas. Franklin expressed interest and signed a confidentiality agreement.

        During January and February 2003, there were a few limited discussions between Trident and Franklin regarding their mutual interest in a potential transaction. At a February 2003 bankers' association meeting, senior management of Franklin Bank Corp., and Jacksonville's Chief Executive Officer, Jerry M. Chancellor met, and Franklin proposed that the parties pursue a possible merger or acquisition. Over the next several months, Franklin and Jacksonville management and their financial advisors held a series of in-person and telephonic meetings to discuss the general terms of a potential transaction, including a range of prices, the potential form of consideration and possible transaction structures. The parties also discussed the fact that Franklin, which was then a privately held company, would be seeking to become a public company in late Summer 2003, and the implications of Franklin's status on the form of consideration payable in the merger and the possible timing of a potential transaction.

         On May 21, 2003, the Jacksonville board of directors met to discuss with management and Trident the status of negotiations with Franklin to date. After discussing the status of negotiations, the Jacksonville board discussed the possible transaction and the desire to ensure certainty in the value of the consideration that Jacksonville stockholders would receive in a potential transaction. The board then authorized management and Trident to continue discussions with Franklin with a view towards achieving a transaction that met these goals and provided the Jacksonville stockholders with the best achievable merger consideration.

         During late May and early June of 2003 further discussion and negotiation occurred between the parties. These discussions and negotiations centered around the potential purchase price and form of merger consideration, as well as other key transaction terms, such as termination rights and potential termination fees. Then, on July 8, 2003, the Jacksonville Board met in order to receive an update regarding the continuing discussions with Franklin. After extended discussion of the potential terms being discussed for a transaction, the Board authorized management to proceed with due diligence reviews and the negotiation of a definitive agreement with Franklin. The parties then commenced their due diligence reviews, Franklin's counsel provided an initial draft of definitive transaction agreements, the parties continued their negotiation of the proposed transaction terms and began negotiation of the definitive agreements.

       The Board of Directors met on August 4 and 5, 2003, to consider the latest developments regarding the potential transaction and results of negotiations. During the course of the discussions, the Board considered that while an all- or part-stock transaction could have potential benefits to its stockholders, it believed that it would be in the best interests of the Jacksonville stockholders to have an all-cash transaction. Thereafter, Franklin offered, subject to final negotiation of definitive transaction agreements, to acquire Jacksonville for $37.50 per share in an all-cash transaction. At an August 6, 2003, Board of Directors meeting, the Board determined to pursue this offer and to complete negotiation of definitive agreements. At a Board of Directors meeting on August 12, 2003 a final draft of a definitive agreement was presented to the Board. Trident discussed the financial aspects of the proposed acquisition and concluded by stating that Trident was of the opinion that the proposed merger was fair to the stockholders of Jacksonville Bancorp, Inc., from a financial point of view and delivered its fairness opinion. See "- Opinion of Jacksonville's Financial Advisor." Elias, Matz, Tiernan & Herrick L.L.P., reviewed the merger agreement in detail in the context of the legal responsibilities of the directors in considering a transaction of the type contemplated by the merger agreement. Following an extensive discussion by all of the directors, the Board unanimously determined to enter into the definitive acquisition agreement. The agreement was executed by Jacksonville and Franklin on August 12, 2002. The acquisition was publicly announced the same day.

RECOMMENDATION OF THE JACKSONVILLE BOARD OF DIRECTORS AND REASONS FOR THE MERGER

         The Jacksonville board has unanimously approved the merger agreement and unanimously recommends that Jacksonville stockholders vote "FOR" approval and adoption of the merger agreement.

         The Jacksonville board has determined that the merger is fair to, and in the best interests of, Jacksonville and its stockholders. In approving the merger agreement, the Jacksonville board consulted with Trident with respect to the financial aspects and fairness of the merger from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the Jacksonville board also considered a number of factors, including the following:

         o the board's familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Jacksonville;

         o the current and prospective environment in which Jacksonville operates, including national, regional and local economic conditions, the competitive environment for savings banks and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

         o the financial presentation of Trident and the opinion of Trident that, as of the date of such opinion, the merger consideration of $37.50 in cash per share was fair, from a financial point of view, to the holders of Jacksonville common stock (see "-Opinion of Jacksonville's Financial Advisor," beginning on page__);

         o the historical market prices of the Jacksonville common stock and the fact that the $37.50 per share merger consideration represented a 25.0% premium over the per share closing price of the Jacksonville common stock on the business day before the merger was announced and a 28.4% premium over the average per share closing prices of the Jacksonville common stock during the four-week period immediately preceding the merger announcement;

         o results that could be expected to be obtained by Jacksonville if it continued to operate independently, and the likely benefits to stockholders of continued independent operations, as compared with the value of the merger consideration being offered by Franklin;

         o the ability of Franklin to pay the aggregate merger consideration through an initial public offering of its common stock and to receive the requisite regulatory approvals in a timely manner;

         o the fact that the consideration to be received in the merger is cash, thus eliminating any uncertainty in valuing the merger consideration to be received by Jacksonville stockholders, and that this consideration would result in a fully-taxable transaction to Jacksonville stockholders;

         o Trident's assessment that it currently was unlikely that another acquiror had both the willingness and the financial capability to offer to acquire Jacksonville at a price which was higher than that being offered by Franklin;

         o the terms and conditions of the merger agreement, including the parties' respective representations, warranties, covenants and other agreements, the conditions to closing, a provision which permits Jacksonville's board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, or engage in negotiations with, a third party which has submitted an unsolicited proposal to acquire Jacksonville, a provision providing for Franklin's payment of a termination fee to Jacksonville if the merger agreement is terminated under certain circumstances and a provision providing for Jacksonville's payment of a termination fee to Franklin if the merger agreement is terminated under certain circumstances and the effect such termination fee could have on a third party's decision to propose a merger or similar transaction to Jacksonville at a higher price than that contemplated by the merger with Franklin;

         o the financial interests of the directors and executive officers of Jacksonville in the transaction that are in addition to their interests as stockholders;

         o the effects of the merger on Jacksonville's depositors and customers and the communities served by Jacksonville, which was deemed to be favorable given that they would be served by a geographically diversified organization which had greater resources than Jacksonville; and

         o the effects of the merger on Jacksonville's employees, including the prospects for employment with a large, growing organization such as Franklin.

         The discussion and factors considered by the Jacksonville board is not intended to be exhaustive, but includes all material factors considered. In approving the merger agreement, the Jacksonville board did not assign any specific or relative weights to any of the foregoing factors and individual directors may have weighted factors differently.

OPINION OF JACKSONVILLE'S FINANCIAL ADVISOR

         Pursuant to an engagement letter dated May 2, 2002 between Jacksonville and Trident, Jacksonville retained Trident to render an opinion with respect to the fairness, from a financial point of view, of the merger consideration to be received by Jacksonville Bancorp stockholders in connection with a sale of Jacksonville. Trident is a nationally recognized specialist in the financial services industry and is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Jacksonville selected Trident to render a fairness opinion based upon Trident's qualifications, expertise and reputation in such capacity.

         Trident delivered a written opinion, dated August 12, 2003 that the merger consideration was fair to Jacksonville stockholders, from a financial point of view, as of the date of such opinion. Trident also delivered to the Jacksonville board of directors a written opinion updated as of this proxy statement confirming its written opinion of August 12, 2003. Neither Jacksonville nor its board imposed any limitations on Trident with respect to the investigations made or the procedures followed in rendering its opinion.

         THE FULL TEXT OF TRIDENT'S WRITTEN OPINION TO THE JACKSONVILLE BOARD, DATED AUGUST 12, 2003, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND EXTENT OF REVIEW BY TRIDENT, IS ATTACHED AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. IT SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONJUNCTION WITH THIS DOCUMENT. THE FOLLOWING SUMMARY OF TRIDENT'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.
TRIDENT PROVIDED ITS ADVISORY SERVICES AND OPINION FOR THE INFORMATION AND ASSISTANCE OF THE JACKSONVILLE BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE FRANKLIN TRANSACTION. THE TRIDENT OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF JACKSONVILLE AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING DESCRIBED IN THIS DOCUMENT.

         Trident, in connection with rendering its opinion:

        (i) Reviewed certain publicly available information concerning Jacksonville Bancorp, including the Annual Reports on Form 10-K for each of the years for the three year period ended September 30, 2002 and the Quarterly Reports on Forms 10-Q for the quarters ended December 31, 2002 and March 31, 2003.

       (ii) Reviewed certain other internal information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Jacksonville and Franklin provided to us or publicly available for purposes of our analysis;

      (iii) Participated in meetings and telephone conferences with members of senior management of Jacksonville concerning the financial condition, business, assets, financial forecasts and prospects of Jacksonville, as well as other matters we believed relevant to our inquiry;

       (iv) Reviewed certain stock market information for Jacksonville common stock and compared it with similar information for certain companies, the securities of which are publicly traded;

        (v) Compared the results of operations and financial condition of Jacksonville with that of certain companies, which Trident deemed to be relevant for purposes of its opinion;

       (vi) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions, which Trident deemed to be relevant for purposes of its opinion;

      (vii) Reviewed financial projections prepared by management of Jacksonville;

     (viii) Reviewed the merger agreement and certain related documents; and

     (viii) Performed such other reviews and analyses as we have deemed appropriate.

         The oral and written opinions provided by Trident to Jacksonville were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

         In connection with its review and arriving at its opinion, Trident relied upon the accuracy and completeness of the financial information and other pertinent information provided by Jacksonville and Franklin to Trident for purposes of rendering its opinion. Trident did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for Jacksonville with the input of its management, Trident assumed that these materials had been reasonably prepared on bases reflecting the best available estimates and judgments of Jacksonville as to the future performance of Jacksonville and that the projections provided a reasonable basis upon which Trident could formulate its opinion. Jacksonville does not publicly disclose such internal management projections of the type utilized by Trident in connection with Trident's role as financial advisor to Jacksonville. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing Jacksonville. Accordingly, actual results could vary significantly from those set forth in the respective projections.

         Trident does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for Jacksonville are adequate to cover such losses. In addition, Trident does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Jacksonville, nor was Trident provided with such appraisals. Furthermore, Trident assumes that the merger will be completed in accordance with the terms set forth in the merger agreement, without any waiver of any material terms or conditions by Jacksonville, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. Moreover, in each analysis that involves per share data for Jacksonville, Trident adjusted the data to reflect full dilution, i.e., the effect of the exercise of outstanding options utilizing the treasury stock method. In particular, Trident assumes that the merger will be recorded as a "purchase" in accordance with generally accepted accounting principles.

         In connection with rendering its opinion to Jacksonville's board, Trident performed a variety of financial and comparative analyses, of which the analyses necessitating the primary weight of our opinion are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by Trident. Moreover, Trident believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, Trident also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, Trident drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Trident's analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of Jacksonville valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses summarized below were assigned a greater significance by Trident than any other in deriving its opinion.

         COMPARABLE TRANSACTION ANALYSIS: Trident reviewed and compared actual information for groups of comparable pending and completed thrift merger transactions (through August 5, 2003) it deemed pertinent to an analysis of the merger. The pricing ratios for the merger were compared to the average and median ratios of (i) price to last twelve months earnings, (ii) price to tangible book value, (iii) capital adjusted price to tangible book value, (iv) tangible book value premium to core deposit ratio ("TBV Prem./Core Deposits"), and (v) transaction premium to current trading price for each of the following twelve comparable transaction groups:

     o all thrift acquisitions in the United States announced within the preceding 12 months ("All Recent Median");
     o all thrift acquisitions in the United States announced within the preceding 90 days ("Last 90 Days Median");
     o all pending thrift acquisitions in the United States that have been announced but have yet to close ("All Pending Median");
     o all Southcentral United States thrift acquisitions announced within the preceding 12 months ("Southcentral Recent Median");
     o all thrift acquisitions announced within the preceding 12 months involving acquired thrifts headquartered in Texas ("Texas Recent Median");
     o all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with assets of $350-$550 Million ("Assets $350mm-$550mm Median");
     o all thrift acquisitions in the United States announced within the preceding 12 months with a total deal size of $50-$100 Million ("Deal Size $50mm-$100mm Median");

     o all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with returns on average assets of 120bp-180bp ("ROAA 120bp-180bp Median");
     o all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with returns on average equity of 12%-18% ("ROAE 12%-18% Median");
     o all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with tangible capital of 7%-10% ("Tangible Capital 7%-10% Median");
     o Guideline thrift acquisitions announced since May 15, 2000 involving acquired thrifts with asset sizes, capital levels, profitability and market areas similar to Jacksonville Bancorp ("Guideline Median")

         The following table represents a summary analysis of the comparable transactions analyzed by Trident based on the announced transaction values:


                                                          Median Price to           Capital       TBV
                                                      ------------------------     Adj. Price/    Prem/        Premium/
                                       Number of         LTM          Tang.           Tang.       Core         Trading
                                         Trans.        EPS (1)        Book            Book       Deposits      Price (2)
                                       -----------    ----------    ----------    ------------- ----------- ---------------
All Recent Median                          49           19.3x        161.5%          192.6%       10.3%          26.1%

Last 90 Days Median                        14           19.4x        160.9%          178.0%       11.0%          23.8%

All Pending Median                         22           19.1x        156.5%          167.6%        8.4%          22.0%

Southcentral Recent Median                 5            19.2x        163.4%          199.0%       10.3%          64.1%

Texas Recent Median                        2            47.3x        141.3%          199.0%        6.9%            NM

Assets $350mm-$550mm Median                5            16.8x        246.1%          194.9%       14.6%          28.6%

Deal Size $50mm-$100mm Median              9            16.5x        164.5%          206.2%       14.4%          34.0%

ROAA 120bp-180bp Median                    8            18.8x        212.2%          303.3%       20.4%           9.5%

ROAE 12%-18% Median                        9            18.5x        246.1%          282.2%       18.1%          18.4%

Tangible Capital 7%-10% Median             15           17.6x        181.6%          216.6%       15.6%          25.0%

Guideline Median                           9            12.6x        187.8%          209.3%       10.1%          33.2%

Jacksonville                                            11.3x        178.8%          198.4%       10.1%          29.3%
-----------------------------------------------------------------------------------------------------------------------------


(1)   Last 12 months earnings per share
(2)   Based on Jacksonville's closing stock price of $29.00 on August 5, 2003


         Trident selected nine thrift acquisition transactions (the "Guideline Transactions") that were believed to be most relevant based on the similarity of the sellers to Jacksonville in asset size, capital level, profitability and market area characteristics. The Guideline transactions are listed in the following table:

         BUYER/SELLER
         ------------
     o   FNB Corp./Bedford Bancshares Inc.
     o   FBOP Corp./American Home Loan Corp.
     o   FIRSTFED AMERICA BANCORP INC./People's Bancshares Inc.
     o   United Community Financial Corp./Potters Financial Corp.
     o   American Financial Holdings/American Bank of Connecticut
     o   National Commerce Financial Corp./SouthBanc Shares Inc.
     o   Seacoast Financial Services/Home Port Bancorp Inc.
     o   Newmil Bancorp Inc./Nutmeg Federal S&LA
     o   First United Bancshares Inc./Texarkana First Financial Corp

A summary of the pricing multiples for the Guideline transactions is listed below:

                                                LOW              HIGH              MEDIAN            JACKSONVILLE
                                                ---              ----              ------            ------------
        Price/EPS (LTM)                         10.5x            16.5x              12.6x                11.3x
        Price/Tangible Book                    131.1%           242.0%             187.8%               178.8%
        Capital Adj. P/TBV                     161.2%           278.5%             209.3%               198.4%
        Premium/Core Deposits                    7.6%            22.7%              10.1%                10.1%
        Premium/Trading Price                   -1.1%            69.2%              33.2%                29.3%


         The value of the transaction indicates that the merger consideration falls within the range of similar transactions, represented by the guideline transactions, based on all methods of merger valuation used by Trident in its comparable merger transaction analyses.

         DISCOUNTED EARNINGS ANALYSIS: Trident calculated a present value of Jacksonville's forward earnings using internal projections for the five-year period through the calendar year ended December 31, 2007. This analysis utilized a range of discount rates of 13%-16%, assumed annual asset growth of 2% and earnings growth of 5.0%, utilized a range of terminal earnings multiples of 8.0x-10.0x calendar year 2007 net income, and a target tangible capital ratio of 8.50%. The analyses resulted in a range of present values for Jacksonville Bancorp shareholders of between $29.53 and $37.26 per share. This analysis was based on estimates by Trident in determining the terminal earnings multiples used in projecting Jacksonville's acquisition value and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Trident noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, terminal multiples, discount rates and target tangible capital ratios.

         Based on the aforementioned analyses and Trident's experience with numerous mergers involving thrift institutions, it is Trident's opinion that the merger consideration to be received by Jacksonville stockholders in the merger is fair from a financial point of view.

         NO INSTITUTION USED AS A COMPARISON IN THE ABOVE ANALYSES IS IDENTICAL TO JACKSONVILLE, OR THE COMBINED ENTITY AND NO OTHER TRANSACTION IS IDENTICAL TO THE MERGER. ACCORDINGLY, AN ANALYSIS OF THE RESULTS OF THE FOREGOING IS NOT PURELY MATHEMATICAL; RATHER, SUCH ANALYSES INVOLVE COMPLEX CONSIDERATIONS AND JUDGMENTS CONCERNING DIFFERENCES IN FINANCIAL, MARKET AND OPERATING CHARACTERISTICS OF THE COMPANIES AND OTHER FACTORS THAT COULD AFFECT THE TRADING CHARACTERISTICS OF THE COMPANIES TO WHICH JACKSONVILLE, AND THE COMBINED ENTITY ARE BEING COMPARED.

         IN CONNECTION WITH DELIVERY OF ITS OPINION DATED AS OF THE DATE OF THIS DOCUMENT, TRIDENT PERFORMED PROCEDURES TO UPDATE, AS NECESSARY, CERTAIN OF THE ANALYSES DESCRIBED ABOVE AND REVIEWED THE ASSUMPTIONS ON WHICH THE ANALYSES DESCRIBED ABOVE WERE BASED AND THE FACTORS CONSIDERED IN CONNECTION THEREWITH. TRIDENT DID NOT PERFORM ANY ANALYSES IN ADDITION TO THOSE DESCRIBED ABOVE IN UPDATING THE OPINION.

         For its financial advisory services provided to Jacksonville, Trident will be paid a total fee of .60% of the aggregate merger consideration, of which $65,000 has been received to date with the balance of the total fee to be paid to Trident at the time of closing of the merger. In addition, Jacksonville has agreed to reimburse Trident for all reasonable out-of-pocket expenses, incurred by it on Jacksonville Bancorp's behalf, provided such expenses shall not exceed $25,000 without Jacksonville Bancorp's prior consent. Jacksonville also agreed to indemnify Trident against certain liabilities, including any which may arise under the federal securities laws.

         Trident is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities may have from time to time purchased securities from, and sold securities to, Jacksonville and Franklin. As a market maker, Trident may also have purchased and sold the securities of Jacksonville for Trident's own account and for the accounts of its customers.

TREATMENT OF STOCK OPTIONS

         At the effective time of the merger, each outstanding and unexercised option to purchase shares of Jacksonville common stock issued under a Jacksonville stock option plan, whether or not then vested and exercisable, will be terminated and each holder will be entitled to receive in consideration for such option a cash payment from Franklin at the closing in an amount equal to the difference between $37.50 and the per share exercise price of the option, multiplied by the number of shares covered by the option, less any required tax withholdings.

SURRENDER OF STOCK CERTIFICATES; PAYMENT FOR SHARES

         Prior to the completion of the merger, Franklin shall appoint an exchange agent for the benefit of the holders of shares of Jacksonville common stock in connection with the merger. At or prior to the effective time of the merger, Franklin will deliver to the exchange agent an amount of cash equal to the aggregate merger consideration.

         Within five business days following the completion of the merger, the exchange agent will mail to each holder of record of shares of Jacksonville common stock a letter of transmittal disclosing the procedure for exchanging certificates representing shares of Jacksonville common stock for the merger consideration. After the effective time, each holder of a certificate representing shares of issued and outstanding Jacksonville common stock (except for certain shares held by Jacksonville or Franklin) will, upon surrender to the exchange agent of a certificate for exchange together with a properly completed letter of transmittal, be entitled to receive $37.50 in cash, without interest, multiplied by the number of shares of Jacksonville common stock represented by the certificate. No interest will be paid or accrued on the merger consideration upon the surrender of any certificate for the benefit of the holder of the certificate.

         Any portion of cash delivered to the exchange agent by Franklin that remains unclaimed by the former stockholders of Jacksonville for six months after the effective time will be delivered to Franklin. Any stockholders of Jacksonville who have not exchanged their certificates as of that date may look only to Franklin for payment of the merger consideration. However, neither Franklin nor any other entity or person shall be liable to any holder of shares of Jacksonville common stock for any consideration paid to a public official in accordance with applicable abandoned property, escheat or similar laws.

FINANCING THE TRANSACTION

         Based on 1,800,465 shares of Jacksonville common stock currently outstanding and 224,372 shares subject to exercisable and unexercisable options, the aggregate amount of consideration to be paid to Jacksonville's stockholders will be approximately $72.5 million. Franklin has filed a registration statement with the Securities and Exchange Commission in order to register shares of common stock to be offered in an initial public offering. Approximately $72.5 million of the proposed net proceeds will be used to fund the acquisition of Jacksonville. The completion of Franklin's initial public offering is a condition to the closing of the merger.

BOARD OF DIRECTORS' COVENANT TO RECOMMEND THE MERGER AGREEMENT

         The merger agreement requires the Jacksonville board of directors to recommend the approval and adoption of the merger agreement by the Jacksonville stockholders. The Jacksonville board of directors is permitted to withdraw, modify or change in a manner adverse to Franklin its recommendation to the Jacksonville stockholders with respect to the merger agreement and the merger only if after consultation with its outside legal counsel, the board of directors determines that failing to take such action, in response to an acquisition proposal (as defined in the merger agreement), would constitute a breach of its fiduciary duties under applicable law.

NO SOLICITATION

         The merger agreement provides that Jacksonville shall not, and shall not authorize or permit any of its subsidiaries or any of its directors, officers, employees, or any investment banker, financial advisor, attorney, accountant or other representative to, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group, other than Franklin, regarding an acquisition transaction. The term "acquisition transaction" is generally defined in the merger agreement as any merger, sale of substantial assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transactions involving Jacksonville or its subsidiaries.

         The merger agreement allows Jacksonville to furnish information to, and negotiate and engage in discussions with, any person that delivers a bona fide written proposal for an acquisition transaction that was not solicited, knowingly encouraged or facilitated by Jacksonville or any of its directors, officers, employees, agents or representatives or recommend such acquisition proposal to Jacksonville's stockholders after the date of the merger agreement and prior to the date of the Jacksonville special meeting, if:

         o    the board of directors of Jacksonville determines in good faith
              (1) after consultation with its outside legal counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable law and (2) after taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, that the proposal is reasonably likely to be completed and result in a proposal that is more favorable to Jacksonville's stockholders from a financial point of view than the merger with Franklin (a "superior proposal"); and

         o prior to furnishing any information to that person, Jacksonville has entered into a confidentiality agreement with that person the terms of which are substantially similar to those of the confidentiality agreement between Jacksonville and Franklin.

         Jacksonville is required to promptly notify Franklin if Jacksonville receives any inquiries or proposals relating to an acquisition transaction and communicate the terms of such proposals.

CONDITIONS TO THE MERGER

         Completion of the merger is subject to the satisfaction of conditions set forth in the merger agreement or, to the extent permitted by law, the waiver of those conditions by the party entitled to do so, at or before the effective time of the merger.

         Each of the parties' obligation to complete the merger is subject to the following conditions:

         o all regulatory approvals and consents required to complete the transactions contemplated by the merger agreement shall have been obtained, all conditions of such approvals and consents shall have been satisfied and all waiting periods in respect thereof shall have expired;

         o all regulatory notices, reports and other filings required to be made in connection with the transactions contemplated by the merger agreement shall have been made;

         o the merger agreement and the related plan of merger shall have been approved by the requisite vote of the stockholders of Jacksonville and stockholders of Franklin;

         o neither Jacksonville nor Franklin shall be subject to any statute, rule, regulation, injunction or other order or decree which prohibits, restricts or makes illegal the completion of the transactions contemplated by the merger agreement; and

         o all additional consents or approvals of third parties required to complete the transactions contemplated by the merger agreement shall have been obtained, unless the failure to obtain such consents or approvals would not have a material adverse effect on Jacksonville or Franklin.

         The obligations of Jacksonville and Franklin to complete the merger are also conditioned upon satisfaction or waiver of each of the following:

         o all parties will have performed their respective obligations under the merger agreement in all material respects;

         o the representations and warranties of the parties in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date, subject to the materiality standard set forth in the merger agreement; and

         o Jacksonville and Franklin shall have received a certificate from the respective specified officers with regard to compliance with each of the above conditions;

         The obligations of Franklin to complete the merger are also conditioned on the satisfaction or waiver of each of the following:

         o all permits consents, waivers, clearances, approvals or authorizations of governmental entities or third parties required in order to permit the completion of the transactions contemplated by the merger agreement shall have been obtained, none of which shall contain any terms or conditions which would materially impair the value of Jacksonville to Franklin;

         o dissenting Jacksonville stockholders shall not hold more than 12% of Jacksonville common stock; and

         o    Franklin's initial public offering shall have been completed.

REPRESENTATIONS AND WARRANTIES OF JACKSONVILLE AND FRANKLIN

         Jacksonville and Franklin each has made representations and warranties to the other with respect to, among other things:

         o    corporate organization and existence;

         o corporate authority and power to enter into the merger agreement and the completion of the transactions contemplated by the merger agreement;

         o    the absence of certain changes and events;

         o    pending or threatened legal proceedings;

         o    regulatory reports;

         o the truth and accuracy of information included in this document and the prospectus of Franklin;

         o    compliance with applicable laws;

         o    receipt of fairness opinions by Jacksonville and Franklin; and

         o    broker's fees.

         Jacksonville has also made additional representations and warranties to Franklin with respect to:

         o    its stock capitalization;

         o    its subsidiaries;

         o    the accuracy of financial statements;

         o    the filing of tax returns and the payment of taxes;

         o    employee benefit plans and the administration of these plans;

         o    filings with the Securities and Exchange Commission;

         o    deposit insurance and other banking regulatory matters;

         o    material agreements and contracts;

         o    title to owned properties;

         o    insurance;

         o    leased properties;

         o    environmental matters;

         o    allowance for loan losses and real estate owned;

         o    minute books;

         o    affiliate transactions;

         o    internal controls; and

         o    risk management arrangements.

CONDUCT PENDING THE MERGER

         The merger agreement contains covenants of Jacksonville and Franklin pending the completion of the merger, including covenants regarding the conduct of Jacksonville's business. These covenants are briefly described below.

         Jacksonville has agreed that it will, and will cause its subsidiaries to, conduct its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve its business organization, keep available the services of its employees and preserve the goodwill of its customers and others with whom business relationships exists.

         Further, except as otherwise provided in the merger agreement, during the period from August 12, 2003, the date of the merger agreement, to the completion of the merger, Jacksonville has agreed that neither it nor its subsidiaries will take certain actions unless permitted to by Franklin or permitted to or required by the merger agreement. These include:

         o change any provision of their articles of incorporation, bylaws or other similar governing documents;

         o except for the issuance of Jacksonville common stock according to the present terms of stock options which are outstanding (1) change the number of shares of its authorized or issued capital stock, (2) issue or grant any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of Jacksonville or its subsidiaries, or any securities convertible into shares of such capital stock, or (3) split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

         o declare, set aside or pay any dividend or other distribution in respect of its capital stock or the stock of any of its subsidiaries, other than dividends to Jacksonville from a subsidiary of Jacksonville, or regular quarterly cash dividends on Jacksonville's common stock at a rate not in excess of $.15 per share;

         o (1) grant any severance or termination pay (other than pursuant to binding contracts of Jacksonville previously disclosed to Franklin), to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers, employees or consultants; or (2) award any increase in compensation or benefits to its directors, officers, employees or consultants, except, in the case of non-officer employees, as may be granted in the ordinary course of business and consistent with past practices and policies not to exceed an aggregate of 4% of the current salaries of such employees;

         o (1) enter into or modify any benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of Jacksonville's directors, officers or employees, other than certain changes as may be required by law or the merger agreement; or (2) make any contributions to the Jacksonville employee stock ownership plan or any other defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice;

         o (1) sell or dispose of any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies, or (2) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

         o make any capital expenditures in excess of $25,000 in the aggregate, other than (1) pursuant to binding commitments existing as of August 12, 2003, (2) expenditures necessary to maintain existing assets in good repair and (3) as previously disclosed to Franklin;

         o file any applications or make any contract with respect to branching or site location;

         o (1) make any material change in accounting methods or practices, other than changes required by generally accepted accounting principles, or (2) change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations or the merger agreement;

         o change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law;

         o make, change or revoke any material tax election, amend any material tax return or settle or compromise any material liability for taxes;

         o engage in any transaction with an "affiliated person" or "affiliate," as defined in the merger agreement;

         o enter into any leveraged arbitrage programs, futures contract, option or other agreement or take any action for purposes of hedging the exposure of Jacksonville's interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

         o originate or acquire any loans or other extensions of credit except for originations,

              oo in accordance with existing lending policies of Jacksonville, and oo in amounts (1) for loans or other extensions of credit other than residential mortgage loans, in excess of $350,000 as to any loan or any related loans, or loans to related persons, or
                  (2) in the case of residential mortgage loans, in excess of $650,000 as to any loan or any related loans, or loans to related persons, and except for any lending commitments outstanding on August 12, 2003;

         o take, or fail to take, any action that would reasonably be expected to adversely affect or delay the ability of Franklin or Jacksonville to perform its covenants and agreements on a reasonably timely basis under the merger agreement or to complete the transactions contemplated under the merger agreement;

         o take, or fail to take, any action that would result in any of Jacksonville's representations and warranties contained in the merger agreement not being true and correct in any material respect upon completion of the merger;

         o take any action which would be reasonably expected to adversely affect or delay the ability of Franklin or Jacksonville to obtain any necessary approvals, consent or waivers of any governmental entity required for the transactions contemplated by the merger agreement or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction; or

         o    agree to do any of the foregoing.

         Except as provided in the merger agreement, during the period from August 12, 2003 to the completion of the merger, Franklin has agreed that neither it nor its subsidiaries will take certain actions unless permitted to by Jacksonville or permitted or required by the merger agreement. These include:

         o other than in connection with Franklin's initial public offering and the merger agreement, and except as would not have a material adverse effect on Franklin's ability to perform its obligations under the merger agreement, oo failing to conduct its business in the ordinary and usual course consistent with past practice and prudent banking practice, or oo failing to maintain and preserve intact its business organization, properties, leases, employee and advantageous business relationships and retain the services of its officers and key employees;

         o take any action which can reasonably be expected to adversely affect or delay the ability of Franklin or Jacksonville to perform its covenants and agreements on a reasonably timely basis under the merger agreement or to complete the transactions contemplated under the merger agreement;

         o take, or fail to take, any action that would result in any of Franklin's representations and warranties contained in the merger agreement not being true and correct in any material respect upon completion of the merger;

         o take any action which would be reasonably expected to adversely affect or delay the ability of Franklin or Jacksonville to obtain any necessary approvals, consent or waivers of any governmental entity required for the transactions contemplated by the merger agreement or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction; or

         o    agree to do any of the foregoing.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

         At any time prior to the completion of the merger, whether before or after approval of the merger by Jacksonville's stockholders, Franklin and Jacksonville may, to the extent permitted by law:

         o    amend the merger agreement and the plan of merger;

         o extend the time for performance of any of the obligations or other acts of the other parties under the merger agreement;

         o waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

         o waive compliance with any agreements or conditions contained in the merger agreement, except that after the approval of the merger by Jacksonville's stockholders, there may not be any amendment to the merger agreement or plan of merger (without further approval by the stockholders) which, oo modifies either the amount or form of the merger consideration, or oo is likely to delay or jeopardize receipt of any required regulatory approvals or impair or prevent the satisfaction of any other condition to the obligations of Franklin or Jacksonville described above under "Conditions to the Merger" or may materially delay completing the merger.

TERMINATION OF THE MERGER AGREEMENT

         The merger agreement may be terminated in writing prior to the completion of the merger by:

         o    the mutual consent of the parties to the agreement;

         o    by Franklin or Jacksonville if:

              oo  the merger is not completed by June 30, 2004, or

              oo Jacksonville's or Franklin's stockholders fail to adopt the merger agreement,

              provided that the failure is not due to the failure of the party seeking to terminate the merger agreement;

         o    By Franklin or Jacksonville if:

              oo any governmental entity whose approval is necessary to complete the transactions contemplated by the merger agreement denies or requests that such applications be withdrawn, unless such denial or request is due to the failure of the party seeking to terminate to perform its obligations under the merger agreement, and all periods for appeals or requests for reconsideration have run; or

              oo any governmental entity issues a final nonappealable order prohibiting the transactions;

         o by Franklin or Jacksonville, if the other breaches any of its representations, warranties, covenants or undertakings contained in the merger agreement such that the non-terminating party would not be required to complete the merger, which breach has not been cured within 30 days of written notice of the breach;

         o by Jacksonville, if its Board of Directors determines in good faith after consultation with outside counsel that termination of the agreement is required by the exercise of its fiduciary duties under applicable law after receipt of a superior proposal;

         o by Franklin, before the vote of Jacksonville's stockholders, if Jacksonville (1) does not recommend approval of the transactions contemplated by the merger agreement in this proxy statement, (2) changes such recommendation, (3) fails to call or convene the special meeting or (4) approves or recommends or publicly proposes any other acquisition transaction;

         o by Franklin, if its Board of Directors decides not to proceed with the initial public offering; or

         o by Jacksonville, before the vote of Franklin's stockholders, if Franklin (1) does not recommend to its stockholders the approval of the transactions contemplated by the merger agreement, withdraws or modifies such recommendation in a manner adverse to Jacksonville's interests or (2) fails to call, give notice of, convene and hold the meeting of its stockholders or obtain the written consent of its stockholders.

TERMINATION FEE

         As a material inducement to Franklin to enter into the merger agreement, Jacksonville agreed to pay Franklin a fee of $3.35 million if:

         o Franklin or Jacksonville terminates the merger agreement because Jacksonville's stockholders do not approve the merger agreement or Franklin terminates because Jacksonville willfully breaches the merger agreement and both:

              oo a third party has made a competing business combination known to Jacksonville after the execution of the merger agreement and such acquisition proposal is not withdrawn not less than five days prior to either the Jacksonville special meeting or termination of the merger agreement by Franklin due to a willful breach by Jacksonville; and

              oo within 12 months of termination, Jacksonville enters into an acquisition agreement or otherwise completes an acquisition proposal.

         o    before the special meeting of stockholders of Jacksonville:

              oo Jacksonville terminates the merger agreement and enters into an acquisition transaction with respect to a superior proposal; or

              oo  Franklin terminates the merger agreement because Jacksonville
                  (1) fails to recommend that its stockholders approve the merger agreement, (2) changes such recommendation, (3) fails to call or convene the special meeting or (4) approves or recommends another acquisition transaction.

         As a material inducement to Jacksonville to enter into the agreement, Franklin agreed to pay Jacksonville a fee of $1.5 million plus all out-of-pocket costs, fees and expenses related to the merger agreement up to $350,000 if:

         o Franklin terminates the merger agreement because its board of directors determines not to complete the initial public offering;

         o Jacksonville terminates the merger agreement because Franklin fails to recommend that its stockholders approve the merger agreement or modifies or changes such recommendation or fails to call, give notice of, convene and hold the meeting of stockholders or obtain their written consent; or

         o Franklin or Jacksonville terminates the merger agreement if the merger is not completed by June 30, 2004, solely due to the initial public offering not being completed.

EXPENSES

         The merger agreement provides that, as a general matter, each party will bear its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, provided that Franklin and Jacksonville shall each pay one-half of all costs of printing, mailing and filing this proxy statement and all registration, filing and similar fees relating to the merger. Franklin, however, will pay all costs relating to its initial public offering.

         In certain circumstances, however, Franklin and Jacksonville may be required to pay a termination fee to the other, as discussed above under "-Termination Fee."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Some members of Jacksonville's management and board of directors may have interests in the merger that are in addition to or different from the interests of Jacksonville's stockholders. Jacksonville's board of directors was aware of these interests and considered them in approving the merger agreement.

         JACKSONVILLE STOCK OPTIONS. As of October 7, 2003, Jacksonville's directors and executive officers held options to purchase in the aggregate 169,221 shares of common stock under Jacksonville's stock option plans 135,426 of which are vested and exercisable and 33,795 of which are not presently vested or exercisable. Each director and executive officer will receive payment for their stock options as described earlier in this proxy statement. The aggregate value of the payout for the previously unvested portion of these stock options will be approximately $528,000. See " -Treatment of Stock Options."

         JACKSONVILLE EMPLOYEE STOCK OWNERSHIP PLAN. As of June 30, 2003, Jacksonville's employee stock ownership plan held 71,180 shares of common stock which were pledged as collateral for the remaining $860,000 loan to Jacksonville's employee stock ownership plan. Participants in Jacksonville's employee stock ownership plan will become fully vested in their accounts and the employee stock ownership plan will be terminated upon completion of the merger. At the time of termination, the loan will be repaid with the cash received by the employee stock ownership plan in the merger. Based on the number of unallocated shares and the loan balance as of September 30, 2003, the employee stock ownership plan will have approximately $1.8 million of cash after repayment of the employee stock ownership plan loan, which cash will be allocated to the participants in accordance with the terms of the employee stock ownership plan and distributed to participants following receipt of a favorable determination letter from the Internal Revenue Service.

         PRE-EXISTING EMPLOYMENT AGREEMENTS. Jacksonville has pre-existing employment agreements with each of Jerry M. Chancellor, President and Chief Executive Officer, Bill W. Taylor, Chief Financial Officer and Executive Vice President, Jerry Hammons, Senior Vice President and Chan Campsey, First Vice President/Controller, which were superseded by new agreements, as described below. Under the old agreements, upon the executives' resignation following completion of the merger, each executive would have been entitled to receive a lump sum cash payment equal to a multiple of his average W-2 compensation over the five-year period preceding the termination of employment.

         SEVERANCE AGREEMENTS. Messrs. Chancellor, Taylor, Hammons and Campsey have each entered into severance agreements with Jacksonville and Franklin which become effective upon completion of the merger, supercede the existing employment agreements described above and provide for continued employment with Franklin following the merger. Upon completion of the merger, each of Messrs. Chancellor, Taylor, Hammons and Campsey are entitled to a lump sum payment that generally represents the cash payment that would have been made to each such executive had such executive resigned for "good reason" under the old agreements in an amount set forth in the table below. In the event that the executive becomes subject to the excise taxes imposed on "excess parachute payments" under Section 4999 of the Internal Revenue Code, however, this lump sum payment will be reduced so that the executive receives the maximum proportion of the payment without being subject to the tax.

         In addition, upon completion of the merger, each of Messrs. Chancellor, Taylor and Hammons will be entitled to a payment in full satisfaction of any deferred compensation obligations to each such executive under his deferred compensation agreement.

         During their employment with Franklin, each of Messrs. Chancellor, Taylor, Hammons and Campsey are entitled to an annual base salary of $150,000, $125,000, $100,000 and $70,000, respectively, and a discretionary annual bonus with a target of $75,000, $60,000, $60,000 and $15,000, respectively, which bonus is guaranteed for the first year following completion of the merger. The severance agreements further provide limited continuation of specified perquisites of the type currently existing at Jacksonville, subject to continued employment.

         If any of the executive's employment with Franklin is terminated by Franklin for any reason other than "cause" during the one-year period following the merger (six months in the case of Mr. Taylor), the terminated executive will be entitled to a severance payment equal to the executive's annual base salary payable over a twelve-month period (six-month period in the case of Mr. Taylor) beginning on the last day of the first full month following the date of termination. In the event that any executive (other than Mr. Taylor) is so terminated during the period commencing on the first anniversary of the completion of the merger and ending on the second anniversary of the completion of the merger, the executive will be entitled to a severance payment equal to one half of the executive's annual base salary payable over the six month period beginning on the last day of the first full month following the date of termination.

         Set forth below are the various benefits or amounts payable to each of Messrs. Chancellor, Taylor, Hammons and Campsey under each of their severance agreements.

                                               Employment                         Deferred
                                                Agreement                       Compensation          Stay
Name                                             Payment                           Payment           Payment
-----------------------------    ------------------------------------------  ------------------   -------------
Jerry M. Chancellor              2.99 x 5 year average aggregate annual
                                 compensation                                      $319,186          $45,600

Bill W. Taylor                   2.99 x 5 year average aggregate annual
                                 compensation                                       283,722           45,600

Jerry Hammons                    2.99 x 5 year average aggregate annual
                                 compensation                                       248,256           45,600

Chan Campsey                     2.99 x 5 year average aggregate annual
                                 compensation                                            --               --


         In consideration for the payments made to each of Messrs. Chancellor, Taylor, Hammons and Campsey upon completion of the merger, each of them has agreed not to compete with Franklin and its affiliates and not to solicit employees and customers of Franklin and its affiliates for three years following his termination of employment for any reason.

         NONCOMPETITION AGREEMENTS. The members of Jacksonville's board of directors, other than Messrs. Chancellor, Taylor and Hammons, have executed noncompetition agreements between each such director and Franklin. The noncompetition agreements provide for lump sum payments of $88,500 to each director upon completion of the merger in consideration that such directors shall not compete with Franklin for a period of three years.

         DEFERRED COMPENSATION PAYMENT AGREEMENTS. In connection with the termination of Jacksonville's Deferred Compensation Agreements upon completion of the merger, Messrs. Tollett, Broadway and Beall entered into deferred compensation payment agreements with Franklin and Jacksonville that provide lump sum payments of $4,073, $105,719 and $72,565, respectively, upon termination of each director's deferred compensation agreement.

         BOARD OF DIRECTORS. Upon completion of the merger, Mr. Chancellor will be appointed as director of Franklin Bank for a total of three years. The current members of Jacksonville's board of directors other than Mr. Chancellor will be elected or appointed, if they are willing, to serve on the advisory board of directors of Franklin for a term of one year. No fees will be paid to members of the advisory board, however, each shall be entitled to expense reimbursement for such service.

         PROTECTION OF DIRECTORS, OFFICERS AND EMPLOYEES AGAINST CLAIMS. In the merger agreement, Franklin has agreed to indemnify Jacksonville's directors and officers after the completion of the merger to the fullest extent permitted under Texas law and Jacksonville's current articles of incorporation and bylaws. Franklin also has agreed to maintain, for a period of three years after the effective time of the merger, Jacksonville's current directors' and officers' liability insurance policies, or equivalent substitute policies, provided that the cost of such insurance coverage does not exceed 150% of the current annual cost.

EMPLOYEE BENEFIT MATTERS

         The merger agreement provides that our employees who remain employed by Franklin or its subsidiaries after the effective time of the merger will be eligible to participate in the benefit plans of Franklin that are generally available to employees performing similar services for Franklin, subject to the terms and provisions of the benefit plans. Franklin may also determine to continue Jacksonville's benefit plans for transferred employees or merge such plans with Franklin's benefit plans. Continuing employees will receive credit for years of service with Jacksonville for purposes of determining eligibility for participation, vesting and other benefits, but not for purposes of benefit accrual of pension benefits.

REGULATORY APPROVALS

         In connection with the merger, Jacksonville and Franklin will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

         o filing of articles of merger with the Secretary of State of the State of Texas in accordance with the Texas Business Corporation Act after the approval of the merger agreement by Jacksonville's and Franklin's shareholders; and

         o filing applications for approval of the acquisition of Jacksonville by Franklin with the Office of Thrift Supervision and the Texas Savings and Loan Department; and

         o filing applications for approval of the merger of Jacksonville Bank and Franklin Bank with the Federal Deposit Insurance Corporation and the Texas Savings and Loan Department.

         Each of these regulatory filing has been submitted to the appropriate regulator. Although we do not know of any reason why we would not obtain these regulatory approvals in a timely manner, we cannot be certain of when we will obtain them or that we will obtain them at all.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a general summary of the material United States federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, final and temporary regulations promulgated by the United States Treasury Department, judicial authorities and current rulings and administrative practice of the Internal Revenue Service, as currently in effect, all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that Jacksonville common stock is held as a capital asset by each holder and does not address all aspects of federal income taxation that might be relevant to particular holders of Jacksonville common stock in light of their status or personal investment circumstances, such as foreign persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, taxpayers who hold Jacksonville common stock as part of a "straddle," "hedge" or "conversion transaction" or who have a "functional currency" other than United States dollars or individual persons who have received Jacksonville common stock as compensation or otherwise in connection with the performance of services. Further, this discussion does not address state, local or foreign tax consequences of the merger.

         The receipt of cash in exchange for shares of Jacksonville common stock in the merger will generally be a taxable transaction for federal income tax purposes. Each holder's gain or loss per share will be equal to the difference between the per share cash consideration and the holder's adjusted tax basis per share in Jacksonville common stock. A holder's gain or loss from the exchange will be a capital gain or loss. This gain or loss will be long-term if the holder has held Jacksonville common stock for more than 12 months prior to the merger. Under current law, net long-term capital gains of individuals are subject to a maximum federal income tax rate of 15%. Capital losses are currently deductible only to the extent of capital gains plus, in the case of taxpayers other than corporations, $3,000 per year of ordinary income ($1,500 in the case of married individuals filing separate returns). In the case of individuals and other non-corporation taxpayers, capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations.

          A holder of Jacksonville common stock may be subject to backup withholding at the rate of 28% with respect to payments of cash consideration received pursuant to the merger, unless the holder (a) provides a correct taxpayer identification number, or TIN, in the manner required or (b) is a corporation or other exempt recipient and, when required, demonstrates this fact. To prevent the possibility of backup federal income tax withholding, each holder must provide the disbursing agent with his, her or its correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of Jacksonville common stock who does not provide the disbursing agent with his, her or its correct TIN may be subject to penalties imposed by the Internal Revenue Service, as well as backup withholding. Any amount withheld will be creditable against the holder's federal income tax liability. Jacksonville (or its agent) will report to the holders of Jacksonville common stock and the Internal Revenue Service the amount of any "reportable payments," as defined in Section 3406 of the Internal Revenue Code, and the amount of tax, if any, withheld with respect thereto.

         The foregoing discussion is for general information only and is not a complete description of all of the potential tax consequences that may occur as a result of the merger. Regardless of your particular situation, you should consult your own tax advisor regarding the federal tax consequences of the merger to you, as well as the tax consequences of the merger to you arising under the laws of any state, local or other jurisdiction, domestic or foreign.

ACCOUNTING TREATMENT

         The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, Jacksonville's assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Franklin. Any difference between the purchase price for Jacksonville and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Financial Accounting Standards Board Statement No. 142, "Goodwill and Other Intangible Assets," issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but will be subject to at least an annual assessment of impairment by applying a fair value test. In addition, any core deposit intangibles recorded by Franklin in connection with the merger will be amortized to expense in accordance with the new rules. The financial statements of Franklin issued after the merger will reflect the results attributable to the acquired operations of Jacksonville beginning on the date of completion of the merger.

STOCKHOLDER AGREEMENTS

         In connection with the execution of the merger agreement, each director of Jacksonville and one executive officer (Mr. Chan Campsey) entered into a stockholder agreement with Franklin in the form attached as Exhibit A to the merger agreement. Under these agreements, these individuals agreed to vote all of their shares of Jacksonville common stock in favor of the merger of Jacksonville and against the approval of any other agreement providing for the acquisition of Jacksonville or all or substantially all of its assets. Pursuant to these agreements, these individuals also agreed not to transfer their shares of Jacksonville common stock prior to the special meeting of stockholders of Jacksonville called to approve and adopt the merger agreement, except for transfers in limited circumstances. These agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms. As of October 7, 2003, these individuals owned in the aggregate 259,409 shares or 14.4% of the outstanding Jacksonville common stock (exclusive of unexercised stock options).

DISSENTERS' AND APPRAISAL RIGHTS

         If you were a shareholder of Jacksonville as of the record date, you may exercise dissenters' rights in connection with the merger by complying with Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act. Franklin is not obligated to complete the merger if the holders of more than 12% of Jacksonville's common stock exercise dissenters' rights.

         By exercising dissenters' rights, you will be entitled to receive, if the merger is completed, the "fair value" of the shares of Jacksonville common stock as of the day immediately prior to the date of the special meeting. This value may differ from the value of the consideration that you would otherwise receive in the merger. The following is a summary of the statutory procedures that you must follow in the event you elect to exercise your dissenters' rights under the Texas Business Corporation Act. This summary is not complete and is qualified in its entirety by reference to Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, the text of which is set forth in full in Appendix C to this proxy statement.

         HOW TO EXERCISE AND PERFECT YOUR RIGHT TO DISSENT. In order to be eligible to exercise your right to dissent from the merger and to receive, upon compliance with the statutory requirements summarized below, the fair value of your shares of Jacksonville common stock as of the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the merger, you must:

         o prior to the special meeting, provide Jacksonville with a written objection to the merger that states that you intend to exercise your right to dissent if the merger is completed and that provides an address to which a notice about the outcome of the vote on the merger may be sent;

         o not vote your shares of Jacksonville common stock in favor of the merger agreement;

         o address any written objection with notice of intent to exercise the right of dissent, as follows: Jacksonville Bancorp, Inc.,
              Attention: Corporate Secretary, Commerce and Neches Streets, Jacksonville, Texas 75766; and

         o    sign every communication.

         In order to exercise properly dissenter's rights, you must refrain from voting by proxy or in person in favor of the merger agreement. A shareholder who executes and returns an unmarked proxy card will have his or her shares voted "FOR" the merger agreement and, as a consequence of that action, such shareholder will be foreclosed from exercising rights as a dissenting shareholder.

         YOUR DEMAND FOR PAYMENT. If you comply with the items described above and the merger is completed, Franklin, as the surviving corporation, will within 10 days of the completion of the merger deliver or mail to all holders of Jacksonville common stock who satisfied the foregoing requirements a written notice that the merger has been completed. You must, within 10 days of the date the notice was sent to you by Franklin, send a written demand to Franklin for payment of the fair value of your shares of Jacksonville common stock. Such written demand must state the number and class of the shares that you owned as of the record date and your estimate of the fair value of the shares. The fair value of your shares of Jacksonville common stock will be the value of the shares on the day immediately preceding the special meeting, without regard to any appreciation or depreciation in anticipation of the merger. If you should fail to make such a demand within the 10 day period, you will lose the right to dissent and will be bound by the terms of the merger agreement. In order to preserve your dissenters' rights, you must also submit your stock certificates to Franklin within 20 days of making a demand for payment with a notation on your stock certificates that such demand has been made. The failure to do so will, at Franklin's option, terminate your rights to dissent and appraisal unless a court of competent jurisdiction for good and sufficient cause shown directs otherwise. Any notice addressed to Franklin must be addressed to:

                               Franklin Bank Corp.
                            Attn: Corporate Secretary
                         9800 Richmond Avenue, Suite 680
                              Houston, Texas 77042

         FRANKLIN'S ACTION UPON RECEIPT OF YOUR DEMAND FOR PAYMENT. Within 20 days of receiving your written demand for payment and estimate of the fair value of your shares of Jacksonville common stock, Franklin must mail or deliver to you a written notice that either:

         o accepts the amount declared in the written demand and agrees to pay that amount within 90 days after the effective time of the merger and upon surrender of the certificate representing your shares of Jacksonville common stock; or

         o states Franklin's estimate of the fair value of the shares and offers to pay the amount of that estimate within 90 days after the effective time of the merger and upon surrender of the certificate representing your shares of Jacksonville common stock and upon receipt of notice within 60 days after the completion of the merger that you agree to accept Franklin's estimate.

         PAYMENT OF THE FAIR VALUE OF YOURS SHARES OF JACKSONVILLE COMMON STOCK UPON AGREEMENT OF AN ESTIMATE. If you and Franklin agree upon the fair value of your shares of

Jacksonville common stock within 60 days after completion of the merger, Franklin will pay the amount of the agreed value to you upon receipt of your duly endorsed share certificates within 90 days of the completion of the merger. Upon payment of the agreed fair value, you will cease to have any interest in such shares.

         COMMENCEMENT OF LEGAL PROCEEDINGS IF A DEMAND FOR PAYMENT REMAINS UNSETTLED. If you and Franklin have not agreed upon the fair value of your shares of Jacksonville common stock within the 60-day period immediately subsequent to the completion of the merger, then either you or Franklin may, within 60 days of the expiration of the 60-day period after the effective time of the merger, file a petition in any court of competent jurisdiction in Cherokee County, Texas, asking for a finding and determination of the fair value of the shares. If filed by a shareholder, service of the petition must be made upon Franklin as the surviving corporation and Franklin must, within 10 days after service, file with the clerk of the court a list with the names and addresses of all shareholders who have demanded payment and not reached agreement as to the fair value. If filed by Franklin, the petition must be accompanied by such a list. The clerk of the court is to give notice to Franklin and all shareholders named on the list of the time and place fixed for the hearing of the petition. After the hearing of the petition, the court will determine the shareholders who have complied with the statutory requirements and have become entitled to the valuation of and payment for their shares, and the court will appoint one or more qualified appraisers to determine the fair value.

         The appraisers may examine the books and records of Franklin and will provide interested parties a reasonable opportunity to submit pertinent evidence. The appraisers will make a determination of the fair value upon such examination as they deem proper. The appraisers will file a report of the value in the office of the clerk of the court, notice of which will be given to the parties in interest. The parties in interest may submit exceptions to the report, which will be heard before the court upon the law and the facts. The court will adjudge the fair value of the shares of the shareholders entitled to payment for their shares and will direct the payment thereof by Franklin as the surviving corporation, together with interest, which will begin to accrue 91 days after the effective time of the merger. However, the judgment will be payable only upon and simultaneously with surrender of the certificates representing your shares, duly endorsed. Upon Franklin's payment of the judgment, you will cease to have any interest in the shares. The court will allow the appraisers a reasonable fee as court costs, and all court costs will be allotted between the parties in the manner that the court determines to be fair and equitable, with the respective parties to bear their own attorneys' fees. Any shareholder who has demanded payment for such holder's shares may withdraw such demand at any time before payment or before any petition has been filed for valuation by the court. A demand may not be withdrawn after payment or, unless Franklin consents, after a petition has been filed in court. After a demand has been withdrawn, the shareholder and all persons claiming under the shareholder will be conclusively presumed to have approved the merger agreement and will be bound by its terms.

             CERTAIN BENEFICIAL OWNERS OF JACKSONVILLE COMMON STOCK

         The following table sets forth information as to the common stock beneficially owned, as of October 7, 2003, by the only persons or entities known to Jacksonville to be the beneficial owners of more than 5% of the common stock and by all directors and officers of Jacksonville as a group.

         Name of Beneficial Owner                     Amount and Nature of Beneficial
      or Number of Persons in Group                             Ownership(1)                Percent of Class
------------------------------------------            -------------------------------       ----------------
Jacksonville Bancorp, Inc.                                        185,885(2)                      10.32%
Employee Stock Ownership Plan Trust
Commerce and Neches Streets
Jacksonville, Texas  75766

Athena Capital Management, Inc.                                   125,822(3)                       6.98%
1250 Germantown Pike #105
Plymouth Meeting, Pennsylvania 19462

The Banc Funds Company, L.L.C.                                    141,800(4)                       7.88%
208 South LaSalle Street
Chicago, Illinois  60604

Dimensional Fund Advisors Inc.                                     91,600(5)                       5.08%
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401

Jerry M. Chancellor                                                63,615(6)                       3.49%
Bill W. Taylor                                                     80,330(7)                       4.39%
Dr. Joe Tollett                                                    44,175(8)                       2.44%
Charles Broadway                                                   72,193(9)                       3.97%
Jerry Hammons                                                     41,810(10)                       2.30%
Ray W. Beall                                                      21,418(11)                       1.18%
Robert F. Brown                                                   61,619(12)                       3.42%
Barry Autry                                                          140                             --

All directors and officers as a group
(nine persons)                                                   398,260(13)                      20.66%

-----------------------------------

(1) Pursuant to rules promulgated by the SEC under the Securities Exchange Act of 1934, a person or entity is considered to beneficially own shares of common stock if the person or entity has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, and/or (ii) investment power, which includes the power to dispose or direct the disposition of the shares.

         Unless otherwise indicated, a person or entity has sole voting and sole investment power with respect to the indicated shares. Shares which are subject to stock options and which may be exercised within 60 days of October 7, 2003 are deemed to be outstanding for the purpose of computing the percentage of common stock beneficially owned by the directors and officers of Jacksonville as a group.

                                         (Footnotes continued on following page)

-----------------------------------

(2) The Jacksonville employee stock ownership plan trust was established pursuant to the Jacksonville employee stock ownership plan by an agreement between Jacksonville and Messrs. Broadway, Chancellor, Beall, and Dr. Tollett, who act as trustees of the plan. As of October 7, 2003, 114,675 shares held in the trust had been allocated to the accounts of participating employees. Under the terms of the employee stock ownership plan, the trustees will generally vote the allocated shares held in the employee stock ownership plan in accordance with the instructions of the participating employees. Unallocated shares held in the employee stock ownership plan will generally be voted in the same ratio on any matter as those allocated shares for which instructions are given, subject in each case to the fiduciary duties of the employee stock ownership plan trustees and applicable law. Any allocated shares which either abstain on the proposal or are not voted will be disregarded in determining the percentage of stock voted for and against each proposal by the participants and beneficiaries. The amount of common stock beneficially owned by directors who serve as trustees of the employee stock ownership plan and by all directors and executive officers as a group does not include the unallocated shares held by the trust.

(3) Information obtained from Schedule 13G, dated January 23, 2002, with respect to shares of common stock owned by Athena Capital Management, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Athena reports sole voting power and sole dispositive power with respect to 125,822 shares of common stock.

(4) Information obtained from a Schedule 13G, dated February 13, 2003, filed with the SEC with respect to shares of Common Stock beneficially owned by The Banc Funds Company, L.L.C. The Schedule 13G states that Banc Funds has sole voting power as to all 141,800 of these shares. Banc Funds is controlled by Charles J. Moore who, as manager, has voting and dispositive authority over the shares.

(5) Information obtained from a Schedule 13G, dated February 13, 2003, filed with the SEC with respect to shares of common stock beneficially owned by Dimensional Fund Advisors Inc. The Schedule 13G states that Dimensional has sole voting and investment power as to all 91,600 of these shares. Dimensional disclaims beneficial ownership of these shares.

(6) Includes, in the case of Mr. Chancellor, 23,616 shares which may be acquired upon the exercise of stock options within 60 days of October 7, 2003 and 9,378 shares allocated to his account in the employee stock ownership plan.

(7) Includes, in the case of Mr. Taylor, 808 shares held jointly with Mr. Taylor's children, 383 shares held jointly with his wife, 31,420 shares which may be acquired upon the exercise of stock options within 60 days of October 7, 2003 and 8,353 shares allocated to his account in the employee stock ownership plan.

(8) Includes, in the case of Dr. Tollett, 1,294 shares held in trust with his wife, 12,834 shares held by a limited partnership, 3,630 shares owned by his wife, and 9,592 shares which may be acquired upon the exercise of stock options within 60 days of October 7, 2003.

(9) Includes, in the case of Mr. Broadway, 15,947 shares held jointly with his wife, 17,885 shares which may be acquired upon the exercise of stock options within 60 days of October 7, 2003 and 1,548 shares allocated to his account in the employee stock ownership plan.

                                         (Footnotes continued on following page)

-----------------------------------

(10) Includes, in the case of Mr. Hammons, 2,834 shares held jointly with his wife, 1,200 shares held by his wife, 20,351 shares which may be acquired upon the exercise of stock options within 60 days of October 7, 2003 and 7,025 shares allocated to his account in the employee stock ownership plan.

(11) Includes, in the case of Mr. Beall, 17,365 shares which may be acquired upon the exercise of stock options within 60 days of October 7, 2003.

(12) Includes, in the case of Mr. Robert F. Brown, 7,462 shares held jointly with his wife and 10,000 shares held in trust for his children, 1,950 shares held by his wife, 18,084 shares held in a generation skip trust, 17,723 shares held by a company of which he is a 49.5% owner and 1,500 shares which may be acquired upon the exercise of stock options within 60 days of October 7, 2003.

(13) Includes in the case of all directors and officers of Jacksonville as a group, (i) options to purchase 127,651 shares of common stock which may be exercised within 60 days of October 7, 2003; and (ii) 30,864 shares of common stock allocated to accounts in the employee stock ownership plan.

                STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

         Any proposal which a stockholder wished to have included in the proxy solicitation materials to be used in connection with the next annual meeting of stockholders of Jacksonville, which will only be held if the merger is not completed prior thereto, must have been received at the office of Jacksonville no later than September 23, 2003. No proposals were received by Jacksonville.

         Stockholder proposals that are not submitted for inclusion in Jacksonville's proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act may be brought before an annual meeting pursuant to Article IX.B of Jacksonville's Articles of Incorporation. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of Jacksonville not later than 60 days prior to the anniversary date of the mailing of proxy materials by Jacksonville in connection with the immediately preceding annual meeting of stockholders of Jacksonville, or not later than November 22, 2003 in connection with the 2004 annual meeting of stockholders of Jacksonville. Such stockholder's notice is required to set forth certain information specified in Article IX.B of Jacksonville's Articles of Incorporation.

                       ADJOURNMENT OF THE SPECIAL MEETING

         Each proxy solicited requests authority to vote for an adjournment of the special meeting, if an adjournment is deemed to be necessary. We may seek an adjournment of the special meeting so that we can solicit additional votes in favor of the merger agreement if the merger proposal has not received the requisite vote of stockholders at the special meeting and has not received the negative votes of the holders of a majority of our voting stock. If we desire to adjourn the meeting, we will request a motion that the meeting be adjourned for up to 28 days with respect to the merger proposal (and solely with respect to the merger proposal, provided that a quorum is present at the special meeting), and no vote will be taken on the merger proposal at the originally scheduled special meeting. Each proxy solicited, if properly signed and returned to Jacksonville and not revoked prior to its use, will be voted on any motion for adjournment in accordance with the instructions contained in the proxy. If no contrary instructions are given, each proxy received will be voted in favor of any motion to adjourn the meeting. Unless revoked prior to its use, any proxy solicited for the special meeting will continue to be valid for any adjourned meeting, and will be voted in accordance with instructions contained in the proxy, and if no contrary instructions are given, for the proposal in question.

         Any adjournment will permit us to solicit additional proxies and will permit a greater expression of the stockholders' views with respect to the merger proposal. The adjournment would be disadvantageous to stockholders who are against the merger agreement because an adjournment will give us additional time to solicit favorable votes and thus increase the chances of passing the merger proposal.

         If a quorum is not present at the special meeting, no proposal will be acted upon and our board of directors will adjourn the special meeting to a later date to solicit additional proxies on each of the proposals being submitted to stockholders.

          BECAUSE THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSED MERGER AGREEMENT, THE BOARD OF DIRECTORS ALSO RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING ON THE MERGER PROPOSAL. APPROVAL OF THE PROPOSAL TO ADJOURN THE SPECIAL MEETING ON THE MERGER PROPOSAL REQUIRES THE APPROVAL OF A MAJORITY OF THE VOTES CAST ON THE ADJOURNMENT PROPOSAL.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         This proxy statement and the documents incorporated by reference into this proxy statement contain forward-looking statements and information with respect to the financial condition, results of operations, plans, objectives, future performance, business and other matters relating to Jacksonville or the merger that are based on the beliefs of, as well as assumptions made by and information currently available to, Jacksonville's management. When used in this proxy statement, the words "anticipate," "believe," "estimate," "expect" and "intend" and words or phrases of similar import are intended to identify forward-looking statements. These statements reflect the current view of Jacksonville with respect to future events and are subject to risks, uncertainties and assumptions that include, without limitation, the risk factors set forth in Jacksonville's 2002 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, the risk that the merger will not be completed and risks associated with competitive factors, general economic conditions, geographic credit concentration, customer relations, interest rate volatility, governmental regulation and supervision, defaults in the repayment of loans, changes in volume of loan originations, and changes in industry practices. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected or intended.

                       WHERE YOU CAN FIND MORE INFORMATION

         Jacksonville files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information filed by Jacksonville at the SEC's public reference room in Washington, D.C., which is located at the following address: Public Reference Room, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

         You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. Jacksonville's SEC filings are also available to the public from document retrieval services and at the SEC's Internet website (http://www.sec.gov)

                                                                      APPENDIX A




                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of August 12, 2003 ("AGREEMENT"), between Franklin Bank Corp. ("FRANKLIN"), a Delaware corporation headquartered in Houston, Texas, FBC Merger Corporation, a Delaware corporation ("MERGER SUB"), and Jacksonville Bancorp, Inc. ("SELLER"), a Texas corporation headquartered in Jacksonville, Texas.

                                   WITNESSETH:

         WHEREAS, the Boards of Directors of Franklin and Seller each have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transactions provided for herein, including the merger of Merger Sub with and into Seller subject to the terms and conditions set forth herein; and

         WHEREAS, as a condition and inducement to Franklin's willingness to enter into this Agreement, certain stockholders of Seller are concurrently entering into a Stockholder Agreement with Franklin (the "STOCKHOLDER AGREEMENT"), in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, such stockholders agree to vote their shares of the common stock, par value $0.01 per share, of Seller (the "SELLER COMMON STOCK") in favor of this Agreement and the transactions contemplated hereby; and

         WHEREAS, Franklin intends to raise new equity capital and to finance the Merger Consideration (as hereinafter defined) through an initial public offering (the "INITIAL PUBLIC OFFERING") of Franklin Common Stock (as hereinafter defined) pursuant to a registration statement on Form S-1 (the "FORM S-1") under the 1933 Act (as defined in Section 3.9(a)); and

         WHEREAS, on the terms and subject to the conditions set forth herein, each stockholder of Seller will be entitled to receive as consideration in the merger $37.50 per share of Seller Common Stock in cash, without interest (the "MERGER CONSIDERATION"); and

         WHEREAS, concurrently with the execution and delivery of this Agreement, Franklin and Seller are entering into certain employment and noncompetition agreements with certain executive officers of Seller, and are entering into certain noncompetition agreements with certain directors and executive officers of Seller; and

         WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall be merged with and into

Seller (the "MERGER") in accordance with the Texas Business Corporation Act (the "TBCA") and the Delaware General Corporation Law (the "DGCL"), with Seller as the surviving corporation (hereinafter sometimes called the "SURVIVING CORPORATION"). Each share of Seller Common Stock outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with the TBCA and not effectively withdrawn (the "SELLER DISSENTING SHARES") and shares held by Franklin or Seller (including treasury shares) other than in a fiduciary capacity or as a result of debts previously contracted) shall, by virtue of the Merger and without any further action by the holder thereof, be converted into and represent the right to receive the Merger Consideration subject to the terms, conditions, limitations and procedures set forth in this Agreement and the Plan of Merger, dated as of the date hereof, between Franklin and Seller, a copy of which is attached as Exhibit B (the "PLAN OF MERGER"). Subject to applicable law, the parties agree that Franklin may at any time change the method of effecting the Merger, including by merging Seller with and into a direct or indirect wholly owned subsidiary of Franklin or by merging any such subsidiary with and into Seller, and Seller shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement; provided, however, that any such actions shall not (a) alter or change the amount or kind of Merger Consideration, or (b) materially delay the receipt of any approval referred to in Section 6.1(a) or the consummation of the transactions contemplated by this Agreement.

         1.2 Effective Time. The Merger shall become effective on the date and at the time that Articles of Merger are filed with the Secretary of State of the State of Texas pursuant to Section 5.04 of the TBCA and a Certificate of Merger is filed with the Secretary of State of the State of Delaware pursuant to
Section 252 of the DGCL, unless a later date and time is specified as the effective time in such documents, provided that the parties shall cause the Merger to be effective no later than the day following the date on which the Closing occurs (the "EFFECTIVE TIME"). A closing (the "CLOSING") shall take place at 10:00 a.m. on the fifth business day following the receipt of all necessary approvals and consents of any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign ("GOVERNMENTAL ENTITY") and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, or at such other place, at such other time, or on such other date as the parties may mutually agree upon; provided that Franklin may elect to cause the Closing to be held, and the Effective Time to occur, on the last day of the month in which the Closing would otherwise occur pursuant to the preceding portion of this sentence. At the Closing, there shall be delivered to Franklin and Seller the opinions, certificates and other documents required to be delivered under
Article VI hereof.

         1.3 The Certificate of Incorporation and Bylaws of the Surviving Corporation. The Certificate of Incorporation and the Bylaws of Seller, as amended and restated as set forth in the Plan of Merger, shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         1.4 Directors and Officers. Immediately after the Effective Time, except as provided in the next sentence of this Section 1.4 and in Section 5.15(a)(6), the directors of Franklin, the

Surviving Corporation and the Surviving Bank (as defined in Section 1.5) shall consist of the directors of Franklin, Merger Sub and Franklin Bank, S.S.B. ("FRANKLIN BANK"), respectively, in office immediately prior to the Effective Time, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of Franklin and the Surviving Corporation and the Certificate of Organization and Bylaws of the Surviving Bank. In connection with the Merger, Mr. Jerry M. Chancellor shall be appointed to the Board of Directors of the Surviving Bank as provided in Section 5.15(a)(6), effective as of the Effective Time, to serve for a total of three years or until his respective successor is duly elected, appointed or qualified or until his earlier death, resignation or removal in accordance with the Certification of Organization and Bylaws of the Surviving Bank or the termination of his employment with the Surviving Bank. The officers of Franklin, Merger Sub and Franklin Bank shall, from and after the Effective Time, continue as the officers of Franklin, the Surviving Corporation and the Surviving Bank until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of Franklin and the Surviving Corporation and the Certificate of Organization and Bylaws of the Surviving Bank.

         1.5 The Bank Merger. Franklin and Seller shall take all action necessary and appropriate to cause, including causing the entering into of a merger agreement, their respective subsidiaries Franklin Bank and Seller Savings Bank, SSB ("SELLER BANK") to merge (the "BANK MERGER") immediately after the consummation of the Merger, with Franklin Bank being the surviving bank (the "SURVIVING BANK") thereof pursuant to the provisions of applicable law. At the effective time of the Bank Merger, the Certificate of Organization and Bylaws of the Surviving Bank shall be the Certificate of Organization and Bylaws of Franklin Bank in effect immediately prior to the effective time of the Bank Merger.

         1.6 The Intermediate Holding Company Merger. Franklin and Seller shall take all action necessary and appropriate to cause, including causing the entering into of a merger agreement, their respective subsidiaries BK2 Holdings, Inc. ("FRANKLIN INTERMEDIATE HOLDING COMPANY") and Jacksonville IHC, Inc. ("SELLER INTERMEDIATE HOLDING COMPANY") to merge (the "INTERMEDIATE HOLDING COMPANY MERGER") immediately after the consummation of the Merger, with Franklin Intermediate Holding Company being the surviving corporation (the "SURVIVING INTERMEDIATE HOLDING COMPANY") thereof pursuant to the provisions of applicable law. At the effective time of the Surviving Intermediate Holding Company Merger, the Certificate of Incorporation and Bylaws of the Surviving Intermediate Holding Company shall be the Certificate of Incorporation and Bylaws of Franklin Intermediate Holding Company in effect immediately prior to the effective time of the Intermediate Holding Company Merger. Immediately after the Effective Time, the directors of the Surviving Intermediate Holding Company shall consist of the directors of Franklin Intermediate Holding Company in office immediately prior to the Effective Time, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Intermediate Holding Company, and the officers of Franklin Intermediate Holding Company shall, from and after the Effective Time, continue as the officers of the Surviving Intermediate Holding Company until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Intermediate Holding Company.

                                   ARTICLE II
          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

         2.1 At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of Seller Common Stock:

             (a) Each share of Franklin capital stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

             (b) All shares of Seller Common Stock owned by Seller (including treasury shares) or Franklin, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for shares of Franklin Common Stock, cash or other consideration.

             (c) Subject to Sections 2.1(b) and 2.4, each share of Seller Common Stock issued and outstanding at the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive, the Merger Consideration.

             (d) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

         2.2  Exchange Procedures.
              -------------------

             (a) Franklin shall use its best efforts to cause the Exchange Agent, within five business days after the Effective Time, to mail to each holder of record of Seller Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Seller Stock Certificate(s) shall pass, only upon delivery of the certificate or certificates (the "SELLER STOCK CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of the Seller Common Stock (or affidavits of loss in lieu of such certificates) (the "LETTER OF TRANSMITTAL") to the person authorized to act as exchange agent under this Agreement, which person shall be designated by Franklin and reasonably acceptable to Seller (the "EXCHANGE AGENT"), and shall be in such form and have such other provisions as Franklin or the Exchange Agent may reasonably specify) and (ii) instructions for use in surrendering the Seller Stock Certificate(s) in exchange for the Merger Consideration to be paid in consideration therefor upon surrender of such Seller Stock Certificate(s) in accordance with this Article II.

             (b) If any portion of the Merger Consideration is to be paid to a person other than the person in whose name a Seller Stock Certificate so surrendered is registered, it shall be a condition to such payment that such Seller Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes (as defined in Section 3.7(c)) required as a result of such payment to a person other than the registered holder of such Seller Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Franklin or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of the Seller Common Stock such amounts as Franklin or the Exchange Agent is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by Franklin or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of the Seller Common Stock in respect of whom such deduction and withholding was made by Franklin or the Exchange Agent.

             (c) After the Effective Time there shall be no further registration or transfers of shares of the Seller Common Stock. If after the Effective Time, the Seller Stock Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

             (d) At any time following the six-month anniversary of the Effective Time, Franklin shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed to holders of shares of the Seller Common Stock that was deposited with the Exchange Agent at the Effective Time (the "EXCHANGE FUND") (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by Franklin), and holders shall be entitled to look only to Franklin (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, neither Franklin nor the Exchange Agent shall be liable to any holder of a Seller Stock Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

             (e) In the event any of the Seller Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Seller Stock Certificate(s) to be lost, stolen or destroyed and, if required by Franklin or the Exchange Agent, the posting by such person of a bond in such sum as either of them may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Seller Stock Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Seller Common Stock represented by such lost, stolen or destroyed Seller Stock Certificates.

             (f) Franklin shall have the right to make all determinations, consistent with the terms of this Agreement, governing the method of payment of cash for shares of the Seller Common Stock converted into the right to receive the Merger Consideration.

             (g) At the Effective Time, Franklin will deposit with the Exchange Agent an amount of cash sufficient to pay the aggregate Merger Consideration to be issued and paid in accordance with the terms of
         Article II in exchange for outstanding shares of

         Seller Common Stock. Franklin shall instruct the Exchange Agent to timely pay the Merger Consideration.

             (h) Upon surrender to the Exchange Agent of Seller Stock Certificate(s), accompanied by a properly completed Letter of Transmittal, a holder of the Seller Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration in respect of the shares of the Seller Common Stock represented by such Seller Stock Certificate(s). Until so surrendered, each such Seller Stock Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration.

         2.3 Stock Options. Each option with respect to the Seller Common Stock (a "SELLER STOCK OPTION") that has been issued pursuant to Seller Savings and Loan Association 1994 Directors' Stock Option Plan, Seller Savings and Loan Association 1994 Stock Incentive Plan, Seller Bancorp, Inc. 1996 Stock Option Plan or Seller Bancorp, Inc. 2001 Stock Option Plan (the "STOCK OPTION PLANS") and that is outstanding at the Effective Time, whether or not exercisable or vested, shall be canceled and converted into the right to receive from Franklin, subject to required withholding taxes, if any, cash in an amount equal to the difference between the Merger Consideration and the per share exercise price of such Seller Stock Option for each share of the Seller Common Stock subject to such Seller Stock Option (the "OPTION CONSIDERATION"). Seller will provide written notice to each holder of a then outstanding Seller Stock Option (whether or not such stock option is then vested or exercisable), that such Seller Stock Option is exercisable in full and that such stock option will terminate at the Effective Time and that, if such Seller Stock Option is not exercised or otherwise terminated on or before the Effective Time, such holder shall be entitled to receive in cancellation of such Seller Stock Option the Option Consideration, multiplied by the number of shares of Seller Common Stock covered by such Seller Stock Option, subject to any required withholding of taxes. The Seller shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then-outstanding Seller Stock Option with regard to the cancellation of such stock option and the payment therefor in accordance with the terms of this Agreement.

         2.4 Dissenting Shares. No outstanding Seller Dissenting Share shall be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the TBCA. Seller shall give Franklin (i) prompt notice upon receipt by Seller of any such written demands for payment of the fair value of such shares of the Seller Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the TBCA (any stockholder duly making such demand being hereinafter called a "DISSENTING SHAREHOLDER") and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. Seller shall not, without the prior written consent of Franklin, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder's shares of the Seller Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of the

Seller Common Stock of such holder shall be converted on a share by share basis into the right to receive the Merger Consideration.

         2.5 Additional Actions. If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Seller and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Seller or otherwise to take any and all such action.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         References to "SELLER DISCLOSURE SCHEDULES" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered by Seller to Franklin prior to the execution hereof. Seller hereby represents and warrants to Franklin as follows as of the date hereof:

         3.1 Corporate Organization.
             ----------------------

         (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries (as defined below) taken as a whole. Seller and Seller Intermediate Holding Company each are registered as savings and loan holding companies under the Home Owners' Loan Act, as amended (the "HOLA"). Seller Disclosure Schedule 3.1(a) sets forth true and complete copies of the Articles of Incorporation or other governing instrument and Bylaws of Seller and the Seller Subsidiaries as in effect on the date hereof.

         (b) Except as set forth on Seller Disclosure 3.1(b), the only direct or indirect subsidiaries of Seller are Jacksonville IHC, Inc., Jacksonville Savings Bank, SSB ("SELLER BANK") and JS&L Corporation (together the "SELLER SUBSIDIARIES"). Each of the Seller Subsidiaries (i) is duly organized and validly existing or in good standing under the laws of its respective jurisdiction of incorporation, (ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole. Each of Seller and the Seller Subsidiaries have satisfied in all material respects all commitments, financial or otherwise, as may have been agreed upon with their appropriate thrift regulatory agencies. Other than the Seller Subsidiaries, Seller does not own or control, directly or indirectly, a 5% or greater equity interest in any corporation, company, association, partnership, joint venture or other entity.

         3.2 Capitalization. The authorized capital stock of Seller consists of 25,000,000 shares of the Seller Common Stock, of which 1,794,976 are issued and outstanding and 976,745 shares are held in treasury as of the date hereof, and 5,000,000 shares of preferred stock, of which no shares are issued and outstanding as of the date hereof. All issued and outstanding shares of capital stock of Seller, and all issued and outstanding shares of capital stock of each of the Seller Subsidiaries, have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of each of the Seller Subsidiaries are owned by Seller free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever, and, except for options to purchase 226,872 shares of the Seller Common Stock which have been granted prior to the date hereof pursuant to the Stock Option Plans, and which are outstanding as of the date hereof (the "OUTSTANDING SELLER STOCK OPTIONS"), none of Seller or any of the Seller Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Seller or any of the Seller Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.

         3.3 Authority; No Violation.
             -----------------------

         (a) Subject to the approval of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby by the stockholders of Seller, Seller has full corporate power and authority to execute and deliver this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the unanimous vote of the Board of Directors of Seller. Except for the approval of Seller's stockholders of this Agreement and the Plan of Merger, no other corporate proceedings on the part of Seller are necessary to consummate the transactions so contemplated. This Agreement and the Plan of Merger have been duly and validly executed and delivered by Seller and constitute valid and binding obligations of Seller, enforceable against it in accordance with and subject to their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court.

         (b) None of the execution and delivery of this Agreement and the Plan of Merger by Seller, nor the consummation by Seller of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, or compliance by Seller with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or other governing instrument or Bylaws of Seller or any of the Seller Subsidiaries, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of the Seller Subsidiaries or any of their respective properties or assets, or (iii) except as disclosed in Seller Disclosure Schedule 3.3(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Seller or any of the Seller Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any of the Seller Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby. Except as set forth in Seller Disclosure Schedule 3.3(b) and for consents and approvals of or filings or registrations with or notices to the Securities and Exchange Commission (the "COMMISSION"), the Secretary of State of the State of Texas, the Secretary of State of the State of Delaware, the Office of Thrift Supervision (the "OTS"), the Federal Deposit Insurance Corporation (the "FDIC"), the Texas Savings and Loan Department (the "TSLD") and the stockholders of Seller, no consents or approvals of or filings or registrations with or notices to any Governmental Entity or non-governmental third party are required on behalf of Seller in connection with (a) the execution and delivery of this Agreement and the Plan of Merger by Seller and (b) the consummation by Seller of the Merger and the other transactions contemplated hereby and by the Plan of Merger, including the Bank Merger and the Intermediate Holding Company Merger.

         (c) Seller has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of (i) any "moratorium", "control share", "fair price", "supermajority", "affiliate transactions", "business combination" or other state antitakeover laws and regulations (collectively, "TAKEOVER LAWS"), including under Part 13 of the TBCA and (ii) the provisions of Article X of its Articles of Incorporation.

         3.4 Financial Statements.
             --------------------

         (a) Seller has previously delivered to Franklin copies of the consolidated balance sheets of Seller as of September 30, 2002, 2001 and 2000 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended September 30, 2002, 2001 and 2000, in each case accompanied by the audit reports of Henry & Peters, P.C., independent public accountants, as well as the unaudited consolidated balance sheet of Seller as of June 30, 2003 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the three and nine months ended June 30, 2003 and 2002. The consolidated balance sheets of Seller referred to herein (including the related notes, where applicable), as well as the consolidated financial statements contained in the reports of Seller to be delivered by Seller pursuant to Section 5.5 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of Seller as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the results of the consolidated operations, changes in stockholders' equity and cash flows of Seller for the respective periods or as of the respective dates set forth therein (it being understood that Seller's interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which are, in the opinion of Seller, necessary for a fair presentation of such financial statements).

         (b) Each of the financial statements referred to in this Section 3.4 (including the related notes, where applicable) has been or will be, as the case may be, prepared in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved. The books and records of Seller and the Seller Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

         (c) Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of
Section 3.4(a) or the notes thereto or liabilities incurred since June 30, 2003 in the ordinary course of business and consistent with past practice, none of Seller or any of the Seller Subsidiaries has any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole.

         3.5 Absence of Certain Changes or Events.
             ------------------------------------

         (a) Except as set forth in Seller Disclosure Schedule 3.5(a), there has not been any material adverse change in the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole since June 30, 2003, other than: (i) any change in banking or similar laws, rules or regulations of general applicability to banks, savings institutions or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally applicable to the banking or savings industries; (iii) reasonable expenses incurred in connection with the transactions contemplated hereby; (iv) actions or omissions of a party (or any of its subsidiaries) taken with the prior informed written consent of the other party after the date hereof; or (v) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates. To the best knowledge of Seller, no fact or condition exists which Seller believes will cause such a material adverse change in the future.

         (b) Neither Seller nor any of the Seller Subsidiaries has taken or permitted any of the actions set forth in Section 5.2 hereof between June 30, 2003 and the date hereof.

         3.6 Legal Proceedings. Except as set forth on Seller Disclosure
Schedule 3.6, neither Seller nor any of the Seller Subsidiaries is a party to any, and there are no pending or, to the best knowledge of Seller, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Seller or any of the Seller Subsidiaries, except such proceedings, claims, actions or governmental investigations which in the good faith judgment of Seller will not have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole. Neither Seller nor any of the Seller Subsidiaries is a party to any order, judgment or decree which materially adversely affects the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole.

         3.7 Taxes and Tax Returns.
             ---------------------

         (a) Each of Seller and the Seller Subsidiaries, and the affiliated, combined or unitary group (within the meaning of applicable federal income tax law) of which any such corporation is or was a member, as the case may be (individually a "SELLER AFFILIATE" and collectively, "SELLER AFFILIATES"), has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("RETURNS") required to be filed or sent by or with respect to them in respect of any Taxes (as hereinafter defined), and has duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and are set forth on Seller Disclosure Schedule 3.7(a)) and (ii) have not finally been determined. Seller, the Seller Subsidiaries and the Seller Affiliates have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable, whether or not disputed or accrued, as applicable. Except as set forth in Seller Disclosure Schedule 3.7(a), (i) the federal income tax returns of Seller, the Seller Subsidiaries and the Seller Affiliates have been examined by the Internal Revenue Service (the "IRS") (or are closed to examination due to the expiration of the applicable statute of limitations), and (ii) the Texas franchise tax returns of Seller, the Seller Subsidiaries and the Seller Affiliates have been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon Seller or any of the Seller Subsidiaries or Seller Affiliates, nor has Seller or any of the Seller Subsidiaries or Seller Affiliates given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

         (b) Except as set forth in Seller Disclosure Schedule 3.7(b), none of Seller or any of the Seller Subsidiaries or Seller Affiliates (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any written or unwritten agreement, arrangement or understanding providing for the allocation or sharing of, or indemnification with respect to, Taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Seller or any Seller Subsidiary or Seller Affiliate (nor does Seller have any knowledge that the IRS has proposed any such adjustment or change of accounting method), (iv) has filed a consent pursuant to
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply, (v) has been a "distributing corporation or a "controlled corporation" in a transaction intended to qualify under Section 355(a) of the Code within the past five years, (vi) has ever been a member of a consolidated, combined or unitary Tax group (other than a group of which Seller is or was the common parent) or (vii) has ever engaged in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

         (c) For purposes of this Agreement, "TAXES" shall mean all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

         3.8 Employee Benefit Plans.
             ----------------------

         (a) Each employee benefit plan or arrangement of Seller or any of the Seller Subsidiaries which is an "employee benefit plan" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is listed in Seller Disclosure Schedule 3.8(a) and each bonus, deferred compensation, pension (including an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("PENSION PLAN")), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plan, employment or severance contract and all other employee benefit plans that cover current or former officers or employees ("EMPLOYEES") or current or former directors of it and its subsidiaries, including all amendments, supplements or other related documents thereto, is listed in Seller Disclosure Schedule 3.8(a) (the "SELLER PLANS"). Seller has previously furnished to Franklin true and complete copies of each Seller Plan together, if applicable, with (i) the most recent actuarial and financial reports prepared with respect to any qualified Seller Plans, (ii) the most recent annual reports filed with any Governmental Entity, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified Seller Plans.

         (b) Each Seller Plan has been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Each of its Seller Plans which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and it is not aware of any circumstances likely to result in the loss of the qualification of such Seller Plan under Section 401(a) of the Code. As of the date hereof, there is no pending or, to its knowledge, threatened litigation relating to its Seller Plans. Neither Seller nor any of the Seller Subsidiaries has engaged in a transaction with respect to any Seller Plan subject to ERISA (an "ERISA PLAN") that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. Neither Seller nor any of the Seller Subsidiaries has incurred nor reasonably expects to incur a material tax or penalty imposed by
Section 4980F of the Internal Revenue Code or Section 502 of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by Seller or any of the Seller Subsidiaries, currently or formerly maintained by any of them, or the single-employer plan of any entity ("ERISA AFFILIATE PLAN") which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code ("ERISA

AFFILIATE"). Seller and the Seller Subsidiaries have neither contributed to nor been obligated to contribute to any "multiemployer plan" within the meaning of
Section 3(37) of ERISA, regardless of whether based on contributions of an ERISA Affiliate. No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation ("PBGC") Reg. Section 4043.66, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof, or will be required to be filed as a result of the transactions contemplated by this Agreement.

         (c) All contributions required to be made by Seller or the Seller Subsidiaries under the terms of any of its Seller Plans, as of the date hereof, have been timely made or have been reflected on its financial statements referred to in Section 3.4. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. None of Seller, the Seller Subsidiaries or its ERISA Affiliates has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code.

         (d) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the most recent actuarial valuation of such Pension Plan), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

         (e) Neither Seller nor any of the Seller Subsidiaries have any obligations for retiree health and life benefits under any ERISA Plan. It or its subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

         (f) There has been no amendment to, announcement by Seller or any of the Seller Subsidiaries relating to, or change in employee participation or coverage under, any Seller Plan which would increase materially the expense of maintaining such Seller Plan above the level of the expense incurred therefor for the most recent fiscal year. Except as set forth in Seller Disclosure
Schedule 3.8(f), neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby (individually or in conjunction with any other event) will (A) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits or increase in the amounts payable or result in any other material obligation pursuant to any Seller Plan, (B) limit or restrict its right or, after the consummation of the transactions contemplated hereby, the right of Franklin, Franklin Bank or Administaff (as defined in Section 5.15) to merge, amend or terminate any Seller Plan, (C) entitle any Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (D) result in any payment under any Seller Plan which would not be deductible under Section 162(m) or

Section 280G of the Code or (E) cause it or any of its subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award.

         (g) The Seller ESOP is an "employee stock ownership plan" within the meaning of Section 4975(e)(7) of the Code. Seller Disclosure Schedule 3.8(g) identifies (i) each loan under which the Seller ESOP is a borrower (each, a "Loan"), (ii) the lender and guarantor (if any) of each Loan, and (iii) the securities of Seller that were acquired with such Loan (the "Employer Securities"). Each loan meets the requirements of Section 4975(d)(3) of the Code. The Employer Securities are in each case pledged as collateral for the Loan with which they were acquired, except to the extent they have been released from such pledge and allocated to the accounts of participants in the Seller ESOP in accordance with the requirements of Treasury Regulations Sections 54.4985-7 and 54.4975-11.

         (h) Except as set forth on Seller Disclosure Schedule 3.8(h), with respect to each Seller Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Plan equals or exceeds the actuarial present value of all accrued benefits under such Plan (whether or not vested); (iii) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; and (vi) the PBGC has not instituted proceedings to terminate any such Plan and, to Seller's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

         3.9 Securities Documents and Regulatory Reports.
             -------------------------------------------

         (a) Seller has previously delivered or made available to Franklin a complete copy of each final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication (other than general advertising materials) filed pursuant to the Securities Act of 1933, as amended (the "1933 ACT"), or the Securities Exchange Act of 1934, as amended (the "1934 ACT"), or mailed by Seller to its stockholders as a class since January 1, 2000, and each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date filed publicly or provided to Franklin prior to the date hereof shall be deemed to modify information as of an earlier date.

         (b) Seller and each of the Seller Subsidiaries has duly filed with the OTS, the TSLD and the FDIC in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Seller has delivered or made available to Franklin accurate and complete copies of such reports. Seller Disclosure Schedule 3.9(b) lists all examinations of Seller or of the Seller Subsidiaries conducted by the applicable thrift regulatory authorities since

January 1, 2000 and the dates of any responses thereto submitted by Seller. In connection with the most recent examinations of Seller or the Seller Subsidiaries by the applicable thrift regulatory authorities, neither Seller nor any of the Seller Subsidiaries was required to correct or change any action, procedure or proceeding which Seller or such Seller Subsidiaries believes has not been now corrected or changed as required.

         3.10 Seller Information. None of the information relating to Seller and the Seller Subsidiaries to be provided by Seller or the Seller Subsidiaries for use in (i) the proxy statement on Schedule 14A to be filed by Seller in connection with the solicitation of the approval of this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby by the stockholders of Seller, as amended or supplemented (or on any successor or other appropriate schedule or form) (the "PROXY STATEMENT") will, as of the date such Proxy Statement is mailed to the stockholders of Seller and up to and including the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Form S-1 or the prospectus contained in the Form S-1, as amended or supplemented, to be delivered to the investors and potential investors in the Initial Public Offering in connection with the offer, sale or confirmation of sales pursuant to the Initial Public Offering (the "IPO PROSPECTUS"), as the case may be, as of the date of effectiveness of such Form S-1 or the date of such offer, sale or confirmation pursuant to the IPO Prospectus, as the case may be, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

         3.11 Compliance with Applicable Law.
              ------------------------------

         (a) Seller and each of the Seller Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of Seller and the Seller Subsidiaries, no suspension or cancellation of any of the same is threatened.

         (b) Neither Seller nor any of the Seller Subsidiaries is in violation of its respective Articles of Incorporation or other governing instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity (including all banking, securities, municipal securities, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity, any of which violations or defaults could have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole; and neither Seller nor any of the Seller Subsidiaries has received any notice or communication from any Governmental Entity asserting that Seller or any of the Seller Subsidiaries is in violation of any of the foregoing which could have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole. Neither Seller nor any of the Seller Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings associations issued by Governmental Entities), and none of them has received any written communication requesting that they enter into any of the foregoing.

         3.12 Deposit Insurance and Other Regulatory Matters.
              ----------------------------------------------

         (a) The deposit accounts of Seller Bank are insured by the Savings Association Insurance Fund administered by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended (the "FDIA"), and Seller Bank has paid all premiums and assessments required by the FDIA and the regulations thereunder.

         (b) Seller Bank is a member in good standing of the Federal Home Loan Bank (the "FHLB") of Dallas and owns the requisite amount of stock in the FHLB of Dallas.

         (c) Seller Bank is a "qualified thrift lender," as such term is defined in the HOLA and the regulations thereunder.

         3.13 Certain Contracts.
              -----------------

         (a) Except as disclosed in Seller Disclosure Schedule 3.13(a), neither Seller nor any of the Seller Subsidiaries is a party to, is bound or affected by, receives, or is obligated to pay benefits under, (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument relating to the borrowing of money by Seller or any of the Seller Subsidiaries or the guarantee by Seller or any of the Seller Subsidiaries of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, retirement, election or retention in office of any present or former director or officer of Seller or any of the Seller Subsidiaries, (iii) any contract, agreement or understanding with a labor union, (iv) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Seller or any of the Seller Subsidiaries upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events), (v) any agreement, arrangement or understanding to which Seller or any of the Seller Subsidiaries is a party or by which any of the same is bound which limits the freedom of Seller or any of the Seller Subsidiaries to compete in any line of business or with any person, or that involve any restriction of the geographic area in which, or method by which, it or any of its subsidiaries may carry on its business (other than as may be required by law or any regulatory agency), (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the OTS, the FDIC or any other regulatory agency, (vii) any other agreement, arrangement or understanding which would be required to be filed as an exhibit to Seller's annual, quarterly or current reports under the 1934 Act and which has not been so filed, (viii) any joint venture, partnership or similar agreement, arrangement or understanding providing for the sharing of profits, losses, costs or liabilities by it or any of the Seller Subsidiaries with any other person or
(ix) any other agreement, arrangement
or understanding to which Seller or any of the Seller Subsidiaries is a party and which is material to the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole (excluding loan agreements or agreements relating to deposit accounts), in each of the foregoing cases whether written or oral.

         (b) Neither Seller nor any of the Seller Subsidiaries is in default or in non-compliance, which default or non-compliance would have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole or the transactions contemplated hereby, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

         3.14 Properties and Insurance.
              ------------------------

         (a) All real and personal property owned by Seller or any of the Seller Subsidiaries or presently used by any of them in their respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Seller and the Seller Subsidiaries in the ordinary course of business consistent with their past practices. Seller and the Seller Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Seller's consolidated balance sheet as of June 30, 2003, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 2003), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated balance sheet or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole, and (iv) with respect to owned real property, title imperfections noted in title reports prior to the date hereof. Seller has provided to Franklin prior to the date hereof copies of all deeds for all real property owned by Seller and the Seller Subsidiaries. Seller and the Seller Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by Seller and the Seller Subsidiaries and the consummation of the transactions contemplated hereby and by the Plan of Merger will not affect any such right. Seller Disclosure Schedule 3.14(a) sets forth an accurate listing of each lease pursuant to which Seller or any of the Seller Subsidiaries acts as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same.

         (b) The business operations and all insurable properties and assets of Seller and the Seller Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of Seller, should be insured against, in each case under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of Seller adequate for the business engaged in by Seller and the Seller Subsidiaries. As of the date hereof, neither Seller nor any of the Seller Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

         3.15 Environmental Matters. For purposes of this Agreement, the following terms shall have the indicated meaning:

         "ENVIRONMENTAL LAW" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; and all comparable state and local laws, and (2) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

         "HAZARDOUS SUBSTANCE" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any regulated material containing any such substance as a component. Hazardous Substances include petroleum (including crude oil or any fraction thereof), asbestos, radioactive material, and polychlorinated biphenyls.

         "LOAN PORTFOLIO PROPERTIES AND OTHER PROPERTIES OWNED" means those properties owned, leased or operated by a person or its subsidiaries or those properties which serve as collateral for loans owned by a person or its subsidiaries.

         (a) To the best knowledge of Seller and the Seller Subsidiaries, neither Seller nor any of the Seller Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole.

         (b) To the best knowledge of Seller and the Seller Subsidiaries, none of the Loan Portfolio Properties and Other Properties Owned by Seller or any of the Seller Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole.

         (c) To the best knowledge of Seller and the Seller Subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by Seller or any of the Seller Subsidiaries under any Environmental Law, including any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries taken as a whole.

         3.16 Allowance for Loan Losses and Real Estate Owned. The allowance for loan losses reflected on Seller's consolidated balance sheets included in the consolidated financial statements referred to in Section 3.4 hereof is, or will be in the case of subsequently delivered financial statements, as the case may be, in the opinion of Seller's management adequate in all material respects as of their respective dates under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans net of recoveries. The real estate owned reflected on the consolidated balance sheets included in the consolidated financial statements referred to in Section 3.4 hereof is, or will be in the case of subsequently delivered financial statements, as the case may be, carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by GAAP.

         3.17 Minute Books. Since January 1, 2001, the minute books, including any attachments thereto, of Seller and the Seller Subsidiaries contain complete and accurate records of all meetings and other corporate action held or taken by their respective Boards of Directors (including committees of their respective Boards of Directors) and stockholders.

         3.18 Affiliate Transactions. Except as disclosed in Seller Disclosure
Schedule 3.18 or in Seller's proxy statements, and except as specifically contemplated by this Agreement, since January 1, 2001, neither Seller nor any of the Seller Subsidiaries has engaged in or agreed to engage in (whether in writing or orally) any transaction with any "affiliated person" or "affiliate" of Seller Bank, as such terms are defined in 12 C.F.R. Section 561.5 and 12 C.F.R. Section 563.41, respectively.

         3.19 Internal Controls. None of Seller's nor any of the Seller Subsidiaries' records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence. Seller and the Seller Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

         3.20 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements (collectively, the "RISK MANAGEMENT INSTRUMENTS"), whether entered into for Seller's own account, or for the account of one or more of the Seller Subsidiaries or its customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of the Risk Management Instruments constitutes the valid and legally binding obligation of Seller or one of the Seller Subsidiaries, enforceable in accordance with the terms of such Risk Management Instrument (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court), and is in full force and effect. Seller and each of the Seller Subsidiaries have duly performed in all material respects all of their material obligations under Risk Management Instruments to the extent such obligations to perform have accrued; and, to Seller's knowledge, there are no material breaches, violations or defaults, or allegations or assertions of any breaches, violations or defaults, by any party thereunder.

         3.21 Fairness Opinion. As of the date of this Agreement, Seller has received the written opinion, dated the date of this Agreement, of its financial advisor, Trident Securities, to the effect that the Merger Consideration is fair, from a financial point of view to the holders of Seller Common Stock.

         3.22 Broker Fees. Except as set forth in Seller Disclosure Schedule 3.22, none of Seller, the Seller Subsidiaries or any of the respective directors or officers of such companies has employed any consultant, broker or finder or incurred any liability for any consultant's, broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF FRANKLIN

         References to "FRANKLIN DISCLOSURE SCHEDULES" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered by Franklin to Seller. Franklin hereby represents and warrants to Seller as follows as of the date hereof:

         4.1 Corporate Organization. Franklin is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Franklin has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of Franklin and Merger Sub to perform their obligations hereunder. Franklin is registered as a savings and loan holding company under the HOLA. Franklin Disclosure Schedule 4.1 sets forth true and complete copies of the Certificate of Incorporation and Bylaws of Franklin as in effect on the date hereof.

         4.2 No Activities. Merger Sub was formed solely for the purpose of engaging in the Merger. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub does not have any obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) and has not engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

         4.3 Authority; No Violation.
             -----------------------

         (a) Subject to the approval of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby by the stockholders of Franklin, Franklin and Merger Sub have full corporate power and authority to execute and deliver this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the unanimous vote of the Board of Directors of Franklin and by the written consent of the Board of Directors of Merger Sub. Except for the approval of Franklin's stockholders of this Agreement and the Plan of Merger, no other corporate proceedings on the part of Franklin are necessary to consummate the transactions so contemplated. This Agreement and the Plan of Merger have been duly and validly executed and delivered by Franklin and Merger Sub and constitute valid and binding obligations of Franklin and Merger, respectively, enforceable against each of them in accordance with and subject to their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court.

         (b) None of the execution and delivery of this Agreement and the Plan of Merger by Franklin and Merger Sub, nor the consummation by Franklin and Merger Sub of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, or compliance by Franklin and Merger Sub with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or other governing instrument or Bylaws of Franklin or any of the subsidiaries of Franklin (the "FRANKLIN SUBSIDIARIES"),
(ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Franklin or any of the Franklin Subsidiaries or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Franklin or any of the Franklin Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Franklin or any of the Franklin Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and
(iii) above, such as individually or in the aggregate will not have a material adverse effect on the ability of Franklin and Merger Sub to perform their obligations hereunder. Except for consents and approvals of or filings or registrations with or notices to the Commission, the Secretary of State of the State of Texas, the Secretary of State of the State of Delaware, the FDIC, the TSLD and the OTS, no consents or approvals of or filings or registrations with or notices to any Governmental Entity or non-governmental third party are required on behalf of Franklin in connection with (a) the execution and delivery of this Agreement and the Plan of Merger by Franklin and Merger Sub and (b) the consummation by Franklin and Merger Sub of the transactions contemplated hereby and by the Plan of Merger.

         4.4 Absence of Certain Changes or Events.
             ------------------------------------

         (a) Except as set forth in Franklin Disclosure Schedule 4.4, there has not been any adverse change in the business, operations, assets or financial condition of Franklin and the Franklin Subsidiaries taken as a whole since June 30, 2003 that would have a material adverse effect on the ability of Franklin and Merger Sub to perform their obligations hereunder, other than: (i) any change in banking or similar laws, rules or regulations of general applicability to banks, savings institutions or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally applicable to the banking or savings industries; (iii) reasonable expenses incurred in connection with the transactions contemplated hereby; (iv) actions or omissions of a party (or any of its subsidiaries) taken with the prior informed written consent of the other party after the date hereof; (v) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates; or (vi) the Initial Public Offering or changes in the market price of Franklin Common Stock following the Initial Public Offering and prior to the Effective Time. To the best knowledge of Franklin, no fact or condition exists which Franklin believes will cause such a material adverse change in the future.

         (b) Neither Franklin nor Merger Sub has taken or permitted any of the actions set forth in Section 5.4 hereof between June 30, 2003 and the date hereof.

         4.5 Legal Proceedings. Except as set forth in Franklin Disclosure
Schedule 4.5, none of Franklin or any of the Franklin Subsidiaries is a party to any, and there are no pending or, to the best knowledge of Franklin, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Franklin or any of the Franklin Subsidiaries, except such proceedings, claims, actions or governmental investigations which in the good faith judgment of Franklin will not have a material adverse effect on the ability of Franklin and Merger Sub to perform their obligations hereunder. None of Franklin or any of the Franklin Subsidiaries is a party to any order, judgment or decree which would reasonably be expected to have such a material adverse effect.

         4.6 Regulatory Reports. Franklin and each of the Franklin Subsidiaries has duly filed with the OTS, the TSLD and the FDIC in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Franklin has delivered or made available to Seller accurate and complete copies of such reports. Franklin Disclosure Schedule 4.6 lists all examinations of Franklin or of the Franklin Subsidiaries conducted by the applicable thrift regulatory authorities since April 9, 2002 and the dates of any responses thereto submitted by Franklin. In connection with the most recent examinations of Franklin or the Franklin Subsidiaries by the applicable thrift regulatory authorities, neither Franklin nor any Franklin Subsidiary was required to correct or change any action, procedure or proceeding which Franklin or such Franklin Subsidiary believes has not been now corrected or changed as required.

         4.7 Franklin Information. None of the information relating to Franklin and the Franklin Subsidiaries to be provided by Franklin or the Franklin Subsidiaries for use in (i) the Proxy Statement will, as of the date such Proxy Statement is mailed to the stockholders of Seller and up to and including the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Form S-1 or the IPO Prospectus, as of the date of effectiveness of such Form S-1 or the date of offers, sales or confirmations pursuant to the IPO Prospectus, as the case may be, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

         4.8 Compliance with Applicable Law.
             ------------------------------

         (a) Franklin and each of the Franklin Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could have a material adverse effect on the ability of Franklin and Merger Sub to perform their obligations hereunder; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of Franklin and the Franklin Subsidiaries, no suspension or cancellation of any of the same is threatened.

         (b) Except as set forth in Franklin Disclosure Schedule Section 4.8(b), neither Franklin nor any of the Franklin Subsidiaries is in violation of its respective Articles of Incorporation or other governing instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity (including all banking, securities, municipal securities, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity, any of which violations or defaults could have a material adverse effect on the ability of Franklin and Merger Sub to perform their obligations hereunder; and neither Franklin nor any of the Franklin Subsidiaries has received any notice or communication from any Governmental Entity asserting that Franklin or any Franklin Subsidiary is in violation of any of the foregoing which could have such a material adverse effect. Neither Franklin nor any Franklin Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings associations issued by Governmental Entities), and none of them has received any written communication requesting that they enter into any of the foregoing.

         4.9 Fairness Opinion. As of the date of this Agreement, Franklin has received the written opinion, dated the date of this Agreement, of its financial advisor, Friedman, Billings, Ramsey & Co., Inc., to the effect that the Merger Consideration is fair, from a financial point of view, to Franklin.

         4.10 Broker Fees. Except as set forth in Franklin Disclosure Schedule 4.10, neither Franklin nor any of its directors or officers has employed any consultant, broker or finder or incurred any liability for any consultant's, broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE V
                            COVENANTS OF THE PARTIES

         5.1 Conduct of the Business of Seller. During the period from the date hereof to the Effective Time, Seller shall, and shall cause the Seller Subsidiaries to, conduct its businesses only in the ordinary course and consistent with past practice or as required hereunder, except with the prior written consent of Franklin, which consent shall not be unreasonably withheld. Seller shall use its best efforts to (i) preserve its business organization and that of the Seller Subsidiaries intact, (ii) keep available to itself and Franklin the present services of the employees of Seller and the Seller Subsidiaries, and (iii) preserve for itself and Franklin the goodwill of the customers of itself and the Seller Subsidiaries and others with whom business relationships exist.

         5.2 Negative Covenants of Seller. Seller agrees that from the date hereof to the Effective Time, except as otherwise approved by Franklin in writing or as permitted or required by this Agreement, or as set forth in Seller Disclosure Schedule 5.2, Seller will not, nor will Seller permit the Seller Subsidiaries to:

             (i) change any provision of the Articles of Incorporation or other governing instrument or Bylaws of Seller or the Seller Subsidiaries;

             (ii) except for the issuance of the Seller Common Stock pursuant to the present terms of the Outstanding Seller Stock Options, change the number of shares of its authorized or issued capital stock or issue or grant any shares of its capital stock or any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of Seller or the Seller Subsidiaries, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

             (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Seller or the Seller Subsidiaries, other than dividends by any of the Seller Subsidiary to Seller or a wholly owned Seller Subsidiary, and other than regular quarterly cash dividends on outstanding shares of the Seller Common Stock at a rate not in excess of $.15 per share per quarter, on substantially the same record and payment date schedules as have been utilized in the past;

             (iv) grant any severance or termination pay (other than pursuant to binding contracts of Seller in effect on the date hereof and disclosed to Franklin on Seller Disclosure Schedule 3.13(a)), to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers, employees or consultants; or award any increase in compensation or benefits to its directors, officers, employees or consultants, except, in the case of non-officer employees, such as may be granted in the ordinary course of business and consistent with past practices and policies, in consultation with Franklin, not to exceed an aggregate of 4% of the current salaries of such employees (it being understood that no consent of Franklin shall be required for such permitted increases);

             (v) enter into or modify any pension, retirement, stock option, stock purchase, stock grant, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any tax-qualified plan; or make any contributions to the employee stock ownership plan of Seller (the "SELLER ESOP") or any other defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice, which shall specifically include contributions to the Seller ESOP in the amount required pursuant to the Seller ESOP Loan;

             (vi) sell or dispose of any assets or knowingly incur any liabilities other than in the ordinary course of business consistent with past practices and policies, or acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

             (vii) make any capital expenditures in excess of $25,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof, other than expenditures necessary to maintain existing assets in good repair and other than as set forth in Seller Disclosure
         Schedule 5.2(vii);

             (viii) file any applications or make any contract with respect to branching or site location or relocation;

             (ix) make any material change in its accounting methods or practices, other than changes required by GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations or Section 5.9;

             (x) change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law;

             (xi) make, change or revoke any material Tax election, amend any material Return or settle or compromise any material liability for Taxes

             (xii) engage in any transaction with an "affiliated person" or "affiliate," in each case as defined in Section 3.18(a) hereof;

             (xiii) enter into any leveraged arbitrage programs, any futures contract, option or other agreement, or take any action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

             (xiv) originate or acquire any loans or other extensions of credit except for originations (i) in accordance with existing Seller lending policies and (ii) in amounts (x) in the case of loans or other extensions of credit other than residential mortgage loans, in excess of $350,000 as to any loan or any related loans, or loans to related persons, or (y) in the case of residential mortgage loans, in excess of $650,000 as to any loan or any related loans, or loans to related persons, and except for any lending commitments outstanding on the date hereof;

             (xv) knowingly take any action or knowingly fail to take any action that would reasonably be expected to adversely affect or delay the ability of Franklin or Seller to perform its covenants and agreements on a reasonably timely basis under this Agreement or to consummate the transactions contemplated under this Agreement;

             (xvi) knowingly take any action or knowingly fail to take any action that would reasonably be expected to result in any of its representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time;

             (xvii) knowingly take any action which would be reasonably expected to adversely affect or delay the ability of the Franklin, Franklin Bank, Seller or Seller Bank to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction; or

             (xviii) agree to do any of the foregoing.

         5.3 No Solicitation.
             ---------------

         (a) Neither Seller nor the Seller Subsidiaries shall, nor shall Seller or the Seller Subsidiaries authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative of Seller or the Seller Subsidiaries to, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Franklin) concerning any merger, sale of substantial assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transactions involving Seller or the Seller Subsidiaries (an "ACQUISITION TRANSACTION"); provided, however, that prior to the date of the Special Meeting, that nothing contained in this Agreement shall prevent Seller or the Board of Directors of Seller from (A) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors of Seller receives from the person so requesting such information an executed confidentiality agreement the terms of which are substantially similar to those of the confidentiality agreement entered into by Seller and Franklin dated December 13, 2002; (B) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal or (C) recommending such an Acquisition Proposal to the stockholders of Seller, if and only to the extent that, in each such case referred to in clause (A), (B) or (C) above, (i) Seller's Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) Seller's Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to Seller's stockholders from a financial point of view than the Merger. An Acquisition Proposal which is received and considered by Seller in compliance with this Section 5.3 and which meets the requirements set forth in clause (C) of the preceding sentence is herein referred to as a "Superior Proposal." Seller will promptly (within 24 hours) communicate to Franklin the terms of any proposal which it may receive in respect of any Acquisition Transaction and shall provide Franklin with copies of
(i) all such written inquiries or proposals and (ii) an accurate and complete written synopsis of all such oral inquiries or proposals.

         (b) Except as expressly permitted by this Section 5.3 and Section 5.8, neither the Board of Directors of Seller nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Franklin, the approval of the Agreement and the Plan of Merger or the Seller Recommendation (as defined in Section 5.8) or take any action or make any statement in connection with the Special Meeting inconsistent with such approval or the Seller Recommendation (collectively, a "CHANGE IN THE SELLER RECOMMENDATION"), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Transaction, or (iii) cause Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "SELLER ACQUISITION AGREEMENT") related to any Acquisition Transaction. For purposes of this Agreement, a Change in the Seller Recommendation shall include any approval or recommendation (or public proposal to approve or recommend), by Seller Board of a Acquisition Transaction, or any failure by Seller Board to recommend against a Acquisition Transaction. Notwithstanding the foregoing, at any time prior to the date of the Special Meeting, the Board of

Directors of Seller, to the extent that it determines in good faith, after consultation with outside counsel, that the failure to terminate this Agreement in light of a Superior Proposal would constitute a breach of its fiduciary duties under applicable law, it may terminate this Agreement solely in order to concurrently enter into a Seller Acquisition Agreement with respect to such Superior Proposal, but only at a time that is after the fifth business day following Franklin's receipt of the written notice specified in Section 5.3(a) and compliance by Seller with the terms of Sections 5.3(a) and 7.4.

         5.4 Negative Covenants of Franklin. Except as expressly provided in this Agreement, or as set forth in Franklin Disclosure Schedule 5.4, during the period from the date of this Agreement to the Effective Time, Franklin shall not, and shall cause each Franklin Subsidiary not to, (i) other than in connection with the Initial Public Offering and this Agreement, and except as would not have a material adverse effect on the ability of Franklin and Merger Sub to perform their obligations hereunder, fail to conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice, or fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (ii) knowingly take any action which would be reasonably expected to adversely affect or delay the ability of Franklin, Merger Sub or Seller to perform its covenants and agreements on a timely basis under this Agreement or to consummate the transactions contemplated by this Agreement, (iii) knowingly take any action or knowingly fail to take any action that would reasonably be expected to result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct in any material respect at the Effective Time, (iv) knowingly take any action which would be reasonably expected to adversely affect or delay the ability of the Franklin, Franklin Bank, Seller or Seller Bank to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, or (v) agree to do any of the foregoing.

         5.5 Current Information. During the period from the date hereof to the Effective Time, each party will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its business, operations, prospects, assets and financial condition and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter (other than the last quarter of Seller's fiscal year) ending after the date of this Agreement, Seller will deliver to Franklin its Quarterly Report on Form 10-Q under the 1934 Act, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, and will deliver to Franklin its Annual Report on Form 10-K. Within 30 days after the end of each fiscal quarter, Seller shall provide the other party with a copy of the Thrift Financial Report or FDIC Call Report filed with the OTS or the FDIC, respectively.

         5.6 Access to Properties and Records; Confidentiality.
             -------------------------------------------------

         (a) Seller shall permit Franklin and its representatives reasonable access to its properties and those of the Seller Subsidiaries, and shall disclose and make available to Franklin all books, papers and records relating to the assets, properties, operations, obligations and liabilities of Seller and the Seller Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than any minutes to the extent discussing an Acquisition Transaction) and stockholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (except as necessary to preserve attorney-client privilege), plans affecting employees, and any other business activities or prospects in which Franklin may have a reasonable interest. Neither Seller nor the Seller Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. Seller will use its best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Seller and the Seller Subsidiaries shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Franklin and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations. Similar access shall be provided by Franklin to Seller and its representatives to the extent necessary and customary in connection with the transactions of the type contemplated hereby.

         (b) All information furnished previously by Franklin or Seller in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger and, if such Merger shall not occur, the party receiving the information shall, at the request of the party which furnished such information, either return to the party which furnished such information or destroy all documents or other materials containing, reflecting or referring to such information; shall use its best efforts to keep confidential all such information; shall use such information only for the purpose of consummating the transactions contemplated by this Agreement; and shall not directly or indirectly use such information for any competitive or commercial purposes. The obligations of Franklin and Seller to keep such information confidential shall continue for two years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) was already in the possession of the party receiving the information prior to the disclosure thereof to it by the party furnishing the information; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving the information; or (D) was disclosed to the party receiving the information by a third party not known by the receiving party to be bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

         (c) Notwithstanding anything contained herein to the contrary, each party is permitted to disclose the tax treatment and tax structure of the transactions contemplated hereby at any time on or after the earliest to occur of (1) the date of public announcement of discussions relating to the transactions contemplated hereby, (2) the date of public announcement of the transactions contemplated hereby and (3) the date of execution of this Agreement (it being understood by the parties that a "public announcement" shall mean a public announcement permitted by this Agreement (or otherwise permitted by agreement of the parties) as distinguished from a third party announcement or a leak). This Agreement shall not be construed to limit in any way either party's ability to consult any tax advisor regarding the tax treatment or tax structure of the Merger, the Bank Merger or the Intermediate Holding Company Merger. These provisions are meant to be interpreted so as to prevent the Merger, the Bank Merger or the Intermediate Holding Company Merger from being treated as offered under "conditions of confidentiality" within the meaning of the Code and the Treasury Regulations thereunder.

         (d) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with the terms hereof, Seller shall invite two persons (to be designated by Franklin) to attend all meetings of the Board of Directors and Committees of the Board of Directors (or formed by the Board of Directors) of Seller and the Seller Subsidiaries other than meetings related to or discussing Acquisition Transactions.

         5.7 Regulatory Matters.
             ------------------

         (a) The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation (including the Form S-1, the IPO Prospectus and the Proxy Statement), to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement as soon as practicable. The parties shall each have the right to review in advance all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement.

         (b) Each of the parties will furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of them, or any of their respective subsidiaries, to any Governmental Entity in connection with the Merger, the Bank Merger and the Intermediate Holding Company Merger and the other transactions, applications or filings contemplated by this Agreement.

         (c) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in connection with the Merger, the Bank Merger and the Intermediate Holding Company Merger and the other transactions, applications or filings contemplated by this Agreement.

         5.8 Approval of Stockholders.
             ------------------------

         (a) Seller will (i) take all steps (including the preparation of the Proxy Statement in accordance with all applicable requirements and having the Proxy Statement cleared by the Commission and mailed to its stockholders) necessary to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournments, the "SPECIAL MEETING") as soon as reasonably practicable for the purposes of securing the approval of such stockholders of this Agreement and the Plan of Merger, (ii) subject to the provisions of Section 5.3 and this Section 5.8, recommend to its stockholders the approval of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby (the "SELLER RECOMMENDATION"), and use its best efforts to obtain, as promptly as practicable, such approval, provided however, that the

Board of Directors of Seller may fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after having consulted with and considered the advice of outside counsel experienced in such matters, has determined that the making of such recommendation or the failure to withdraw, modify or change such recommendation, as a result of an Acquisition Proposal that has not been irrevocably withdrawn, would constitute a breach of the fiduciary duties of such directors under applicable law, and (iii) cooperate and consult with Franklin with respect to the foregoing matters. Seller and Franklin will cooperate in the preparation of the Proxy Statement, and Seller shall not file or permit the filing of the Proxy Statement without the prior consent of Franklin (such consent not to be unreasonably withheld) and shall incorporate into the Proxy Statement all reasonable comments timely made by Franklin and its advisors. The parties acknowledge and agree that the Special Meeting shall be held prior to commencement of the "road show" for the Initial Public Offering.

         (b) Franklin will (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders at or prior to the time of the Special Meeting for the purposes of securing the approval of such stockholders of this Agreement and the Plan of Merger or, alternatively, to secure the written consent of such stockholders for such approval, (ii) recommend to its stockholders the approval of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, and (iii) use its best efforts to obtain, at or prior to the time of the Special Meeting, such approval.

         5.9 Certain Modifications: Restructuring Charges. Seller and Franklin agree to consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and Seller shall make such modifications or changes to its policies and practices, if any, requested by Franklin provided, however, that Seller shall not be required to take such action (a) more than five days prior to the Effective Time, and (b) unless Franklin agrees in writing that all conditions to Closing set forth in Article VI have been satisfied or waived (other than those conditions relating to the delivery of certificates, opinions and other instruments and documents at the Closing). Seller and Franklin shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP requested by Franklin provided, however, that Seller shall not be required to take such action (a) more than five days prior to the Effective Time, and (b) unless Franklin agrees in writing that all conditions to Closing set forth in
Article VI have been satisfied or waived (other than those conditions relating to the delivery of certificates, opinions and other instruments and documents at the Closing). No party's representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 5.9.

         5.10 [Reserved].

         5.11 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to closing contained herein and to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger and to complete the Initial Public Offering. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         5.12 Disclosure Supplements. From time to time prior to the Effective Time, each party will promptly supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby; provided that any failure to promptly supplement or amend its respective Disclosure Schedules shall not be deemed to constitute the failure of any condition set forth in Section 6.2(a) or Section 6.3(a) to be satisfied, or to give rise to any right to terminate this Agreement pursuant to Section 7.1(d), in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.2(a) or Section 6.3(a), as the case may be, to be satisfied or give rise to such termination right; provided further that no supplement or amendment to such Schedules shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

         5.13 Public Announcements. The parties hereto shall approve in advance the substance of and cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation and as to which the parties releasing such information have used their best efforts to discuss with the other parties in advance.

         5.14 Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to June 30, 2004 and that it will not waive that condition, it will promptly notify the other party. Franklin and Seller will promptly inform the other of any facts applicable to them, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger, the Bank Merger or the Intermediate Holding Company Merger by any Governmental Entity or which would otherwise prevent or materially delay completion of such mergers or the other transactions contemplated hereby.

         5.15 Certain Post-Merger Agreements.
              ------------------------------

         The parties hereto agree to the following arrangements following the Effective Time:

         (a) Employee Benefit Plans.

                  (1) Subject to the provisions of this Section 5.15, all employees of Seller or Seller Bank immediately prior to the Effective Time who become employed by Franklin, Franklin Bank or Administaff Companies II, L.P. (as the case may be, "EMPLOYER") for purposes of performing services primarily on behalf of Franklin or Franklin Bank pursuant to that certain Client Services Agreement, dated as of October 31, 2002, by and between Administaff

         Companies II, L.P. and Franklin Bank (as it may be amended or supplemented, the "ADMINISTAFF AGREEMENT") immediately following the Effective Time or otherwise in the event that the Administaff Agreement is modified or terminated ("TRANSFERRED EMPLOYEES") will be covered by the Employer employee benefit plans on substantially the same basis as other employees of Employer performing services primarily on behalf of Franklin or Franklin Bank ("FRANKLIN EMPLOYEES") in a comparable position. Notwithstanding the foregoing, Employer may determine to continue any of Seller benefit plans for Transferred Employees in lieu of offering participation in the Employer benefit plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of Seller's benefit plans, or to merge any such benefit plans with the Employer benefit plans, provided the result is the provision of benefits to Transferred Employees that are substantially similar to the benefits provided to other such Franklin Employees generally. Except as specifically provided in this Section 5.15 and as otherwise prohibited by law, Transferred Employees' service with Seller or Seller Bank shall be recognized as service with the Employer for purposes of eligibility to participate, vesting, if applicable, benefit accrual (but not for accrual of pension benefits) and the determination of the level of benefits under the Employer benefit plans, policies or arrangements (including but not limited to vacation, sick and other leave policies) subject to applicable break-in-service rules (provided that the foregoing shall not apply to the extent that it would result in duplication of benefits). Franklin agrees that any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans shall not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by Seller or Seller Bank on the Effective Time and who then change coverage to the Employer medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll. Notwithstanding anything herein to the contrary, after the Effective Time, nothing herein shall restrict the ability of the Surviving Corporation or the Surviving Bank, or Employer, to amend or terminate such Plans in accordance with their terms.

                  (2) Seller shall take all necessary action to cause Seller ESOP to be terminated as of the Effective Time. The Merger Consideration received by Seller ESOP trustee in connection with the Merger with respect to the unallocated shares of the Seller Common Stock shall be first applied by Seller ESOP trustee to the full repayment of Seller ESOP loan. The balance of the Merger Consideration (if any) received by Seller ESOP trustee with respect to the unallocated shares of the Seller Common Stock shall be allocated as earnings to the accounts of all participants in Seller ESOP who have accounts remaining under Seller ESOP (whether or not such participants are then actively employed) and beneficiaries in proportion to the account balances of such participants and beneficiaries as of the first day of Seller ESOP plan year in which the Effective Time occurs, to the maximum extent permitted under the Code and applicable law. The accounts of all participants and beneficiaries in Seller ESOP immediately prior to the Effective Time shall become fully vested as of the Effective Time. As soon as practicable after the date hereof, Seller shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of Seller ESOP as of the Effective Time. Any amendment to the Seller ESOP requested by the IRS prior to the Effective Time shall be adopted by Seller, and any amendments requested by the IRS after the Effective Time shall be promptly adopted by Franklin. As soon as practicable after the later of the Effective Time or the receipt of a favorable determination letter for termination from the IRS, the account balances in Seller ESOP shall be distributed to participants and beneficiaries or transferred to an eligible individual retirement account as a participant or beneficiary may direct. Prior to the Effective Time, no prepayments shall be made on Seller ESOP loan and contributions to Seller ESOP and payments on Seller ESOP loan shall be made consistent with past practices on the regularly scheduled payment dates.

                  (3) If requested by Franklin, Seller shall take all necessary action to cause the Seller Retirement Plan to terminate immediately prior to the Effective Time. As soon as practicable after such a request, Seller shall file or cause to be filed all necessary documents with the (i) IRS for a determination letter for termination of Seller Retirement Plan as of the Effective Time (or such later date as Franklin may determine) and (ii) Department of Labor or other Governmental Agencies for termination of the Seller Retirement Plan. In connection with such a termination, any amendment to the Seller Retirement Plan requested by the IRS prior to the Effective Time shall be adopted by Seller, and any amendments requested by the IRS after the Effective Time shall be promptly adopted by Franklin. Upon a termination of the Seller Retirement Plan, the participants in the plan will be entitled to receive their benefits in accordance with the terms of the Seller Retirement Plan or to transfer their benefits to another tax-qualified plan or an individual retirement account. Seller and Franklin shall cooperate to cause the merger of the Seller Savings Plan with the Franklin 401(k) Plan effective immediately following the Effective Time or such later date as Franklin may determine.

                  (4) For each employee of Seller or Seller Bank who is eligible for retiree medical benefits under Seller's or Seller Bank's retiree medical policy set forth on Seller Disclosure Schedule 5.15(a)(4) and who, as of the Effective Time, has either (i) completed twenty-five years or more of service with Seller or Seller Bank or (ii) who is then receiving retiree medical benefits from Seller or Seller Bank pursuant to the terms of such plan and is listed on Seller Disclosure Schedule 5.15(a)(4), Franklin shall honor all obligations of Seller or Seller Bank under such policy as in effect on the date hereof and as previously disclosed to Franklin.

                  (5) As of the Effective Time, Franklin shall assume and honor and shall cause the appropriate Employer to assume and honor in accordance with their terms all employment, severance and other compensation agreements, plans and arrangements existing immediately prior to the Effective Time which are between Seller or any of its Subsidiaries and any officer or employee thereof and which have been disclosed in Seller Disclosure Schedule Section 5.15(a)(5), in the form in effect as of the date hereof (except to the extent superseded by agreements entered into by the parties and the applicable directors or officers of Seller in connection with entering into this Agreement).

                  (6) Mr. Chancellor shall be appointed as a director of Franklin Bank as of the Effective Time, to serve for a total of three years or until his successor is duly elected, appointed or qualified or until his earlier death, resignation or removal in accordance with the Certificate of Organization and Bylaws of the Surviving Bank or the termination of his employment with the Surviving Bank.

                  (7) Franklin shall, effective as of the Effective Time, cause each person serving as a director of Seller as of the date of this Agreement, other than Mr. Chancellor, if such persons are willing to so serve, to be elected or appointed as members of a Advisory Board to Franklin ("ADVISORY BOARD") to be established by Franklin, the function of which shall be to advise Franklin with respect to deposit and lending activities in Franklin's market area and to maintain and develop customer relationships. The members of the Advisory Board who are willing to so serve initially shall be elected or appointed for a term of one year. No member of the Advisory Board shall receive any fees for such service, provided that each shall be entitled to expense reimbursement in connection with such service on the same terms available to members of the Franklin board of directors.

                  (8) Seller shall terminate all deferred compensation plans, policies and agreements with Employees, and shall distribute all amounts thereunder in a manner consistent with the terms of the Severance Agreements and the Noncompetition Agreements being entered into with certain executive officers and directors of Seller in connection herewith.

         (b) Indemnification. Franklin shall indemnify and hold harmless each present and former director and officer of Seller and Seller Bank determined as of the Effective Time (the "INDEMNIFIED PARTIES") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (collectively, "CLAIMS"), to the fullest extent to which such Indemnified Parties were entitled under Texas law, the Articles of Incorporation and Bylaws of Seller or Seller Bank as in effect on the date hereof.

         Any Indemnified Party wishing to claim indemnification under this
Section 5.15(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Franklin, but the failure to so notify shall not relieve Franklin of any liability it may have to such Indemnified Party if such failure does not materially prejudice Franklin. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Franklin shall have the right to assume the defense thereof and Franklin shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Franklin elects not to assume such defense or if counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Franklin and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to Franklin, and, subject to the provisions of the TBCA (including any requirement to post any bond in connection with the payment of expenses), Franklin shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Franklin shall not be liable for any settlement effected without its prior written consent, which consent shall not be withheld unreasonably.

         In the event that Franklin or any of its respective successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any entity, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 5.15(b), which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties.

         (c) Insurance. Franklin shall cause the persons serving as officers and directors of Seller immediately prior to the Effective Time to be covered for a period of three years after the Effective Time by the directors' and officers' liability insurance policy currently maintained by Seller (provided that Franklin may substitute policies providing comparable or better coverage than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Franklin be required to expend more than 150% on an annual basis of the amount currently expended by Seller on an annual basis, which amount is set forth on Schedule 5.15(c), (the "MAXIMUM AMOUNT") to maintain or procure insurance coverage pursuant hereto, and provided further that, if notwithstanding the use of reasonable best efforts to do so Franklin is unable to maintain or obtain the insurance called for by this
Section 5.15(c), Franklin shall use its reasonable best efforts to obtain as much comparable insurance as available for the Maximum Amount; provided, further, that such persons may be required to make reasonable application and provide reasonable and customary representations and warranties to Franklin's insurance carrier for the purpose of obtaining such insurance, comparable in nature and scope to the applications, representations and warranties required of persons who are officers and directors of Franklin as of the date hereof.

         5.16 Environmental Reports. Within 30 days of the date hereof, Seller shall cause a third party environmental investigation consulting firm reasonably acceptable to Franklin (the "ENVIRONMENTAL FIRM") to conduct and complete Phase I environmental site assessments of all real property owned by Seller or any of the Seller Subsidiaries (collectively, the "PROPERTIES"), other than Properties with respect to which Seller has previously provided Phase I environmental site assessments to Franklin, and shall provide copies of the reports of the Environmental Firm regarding such assessments to Franklin. In the event that the results of the Phase I assessments indicate reasonable evidence of potential contamination on any of the Properties, at the request of Franklin, Seller shall cause the Environmental Firm to conduct and complete Phase II environmental site assessments of such Properties, and shall provide copies of the reports of the Environmental Firm regarding such assessments to Franklin, as soon as practicable and in no event later than 60 days prior to the anticipated date of the Closing. In the event that the results of the Phase II assessments do not provide sufficient information to accurately estimate the financial or regulatory liability associated with the contamination on such Properties, and it appears reasonably likely that there is material contamination at the applicable Properties, at the request of Franklin, Seller shall cause the Environmental Firm to conduct and complete Phase III environmental site assessments of the Properties, and shall provide copies of the reports of the Environmental Firm regarding such assessments to Franklin, as soon as practicable and in no event later than 15 days prior to the anticipated date of the Closing. None of such assessments or reports shall affect the representations or warranties of Seller or rights or remedies of Franklin with respect thereto (including under Article VI).

         5.17 [Reserved].

         5.18 Gap Position. Seller shall cooperate with Franklin and take such reasonable actions as may be requested by Franklin to minimize interest rate risk and to limit any material change after the date hereof between the comparable market value of assets and the market value of liabilities of Seller and the Seller Subsidiaries. No action taken by Seller in accordance herewith shall be deemed to result in the breach of any of Seller's representations, warranties, covenants or agreements contained in this Agreement.

         5.19 Takeover Laws; No Rights Triggered. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of Seller and Franklin and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its stockholders other than as contemplated by Section 5.8) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

                                   ARTICLE VI
                               CLOSING CONDITIONS

         6.1 Conditions to the Parties' Obligations under this Agreement. The respective obligations of the parties under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

             (a) All necessary regulatory or governmental approvals and consents required to complete the Merger, the Bank Merger and the Intermediate Holding Company Merger shall have been obtained, all conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied and all waiting periods in respect thereof shall have expired; and all notices, reports and other filings required to be made with any Governmental Entity in connection with the Merger, the Bank Merger and the Intermediate Holding Company Merger prior to the Effective

         Time by Franklin or Seller or any of their respective Subsidiaries shall have been made and become final.

             (b) This Agreement and the Plan of Merger shall have been duly adopted and approved by the requisite votes of the stockholders of Seller and the stockholders of Franklin.

             (c) None of Seller, Seller Bank, Franklin or Franklin Bank shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any governmental or judicial authority which prohibits, restricts or makes illegal consummation of the Merger, the Bank Merger, the Intermediate Holding Company Merger or the other transactions contemplated hereby.

             (d) All consents or approvals of all persons (other than Governmental Entities) required for consummation of the Merger, the Bank Merger and the Intermediate Holding Company Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seller or Franklin.

         6.2 Conditions to the Obligations of Franklin and Merger Sub under this Agreement. The obligations of Franklin and Merger Sub under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Franklin (on behalf of itself and Merger Sub) to the extent permitted by law:

             (a) (i) Each of the obligations of Seller required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and (ii) the representations and warranties of Seller contained in this Agreement shall have been true and correct in all respects (read without regard to any qualifications regarding materiality or material adverse effect) as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (except that any representation or warranty which specifically relates to an earlier date shall be true and correct as of such date) (provided that no representation or warranty of Seller (other than the representations and warranties in Sections 3.1(a), 3.2, 3.3 and 3.21, which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and Seller shall not be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained herein, has had or is reasonably likely to have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiaries, taken as a whole, other than any effect to the extent resulting from
         (i) any change in banking or similar laws, rules or regulations of general applicability to banks, savings institutions or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally applicable to the banking or savings industries; (iii) reasonable expenses incurred in connection with the transactions contemplated hereby; (iv) actions or omissions of a party (or any of its subsidiaries) taken with the prior informed written consent of the other party after the date hereof; or (v) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates), and Franklin shall have received a certificate to that effect signed by the President and Chief Executive Officer of Seller.

             (b) All permits, consents, waivers, clearances, approvals and authorizations of all Governmental Entities or third parties which are necessary in connection with the consummation of the Merger, the Bank Merger and the Intermediate Holding Company Merger shall have been obtained, and none of such permits, consents, waivers, clearances, approvals and authorizations shall contain any terms or conditions which would materially impair the value of Seller and Seller Bank to Franklin.

             (c) Holders of the Seller Common Stock who dissent from the Merger pursuant to Part 5 of the TBCA by meeting the requirements set forth in therein shall not hold more than 12% of the Seller Common Stock immediately prior to the Effective Time.

             (d) The Initial Public Offering shall have been completed.

         6.3 Conditions to the Obligations of Seller under this Agreement. The obligations of Seller under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Seller to the extent permitted by law:

                  (i) Each of the obligations of Franklin and Merger Sub required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and (ii) the representations and warranties of Franklin and Merger Sub contained in this Agreement shall have been true and correct in all respects (read without regard to any qualifications regarding materiality or material adverse effect) as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (except that any representation or warranty which specifically relates to an earlier date shall be true and correct as of such date) (provided that no representation or warranty of Franklin shall be deemed untrue or incorrect, and Franklin shall not be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained herein, has had or is reasonably likely to have a material adverse effect on the ability of Franklin and Merger Sub to perform their obligations hereunder), and Seller shall have received a certificate to that effect signed by the President and Chief Executive Officer of Franklin.

                                  ARTICLE VII
                     TERMINATION, AMENDMENT AND WAIVER, ETC.

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Plan of Merger by the stockholders of Seller or Franklin:

             (a) by mutual written consent of the parties hereto;

             (b) by Franklin (on behalf of itself and Merger Sub) or Seller (i) if the Effective Time shall not have occurred on or prior to June 30, 2004, (ii) if a vote of the stockholders of Seller is taken and such stockholders fail to approve this Agreement and the Plan of Merger at the Special Meeting or (iii) if a vote of the stockholders of Franklin is taken and such stockholders fail to approve this Agreement and the Plan of Merger at the meeting called and convened to consider such matters; unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time or such vote, as the case may be;

             (c) by Franklin (on behalf of itself and Merger Sub) or Seller upon written notice to the other (i) 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Merger, the Bank Merger or the Intermediate Holding Company Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable Governmental Entity, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied provided, however, that no party hereto shall have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; and in each case the time period for appeals and requests for reconsideration has run; or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the Merger, the Bank Merger, the Intermediate Holding Company Merger or the other transactions contemplated by this Agreement;

             (d) by Franklin (on behalf of itself and Merger Sub) in writing if Seller has, or by Seller in writing if Franklin has, breached (i) any covenant or undertaking contained herein, or (ii) any representation or warranty contained herein, which breach would result in the failure to satisfy the closing condition set forth in Section 6.2(a) or 6.3, as the case may be, and such breach cannot be or has not been cured within 30 days after the giving of written notice of such breach to the non-terminating party;

             (e) by Seller in accordance with the terms and conditions set forth in Section 5.3(b);

             (f) at any time prior to the vote of the stockholders of Seller at the Special Meeting by Franklin (on behalf of itself and Merger Sub), if (i) Seller shall have failed to make the Seller Recommendation in the Proxy Statement, (ii) Seller shall have effected a Change in the Seller Recommendation, (iii) Seller shall have breached its obligations under this Agreement by reason of a failure to call or convene the Special Meeting in accordance with Section 5.8, or (iv) Seller shall have approved or recommended, or proposed publicly to approve or recommend, any Acquisition Transaction.

             (g) by Franklin (on behalf of itself and Merger Sub) if the Franklin Board of Directors determines, in its sole discretion, that it would be inadvisable to proceed with the Initial Public Offering; or

             (h) At any time prior to the vote of the Franklin stockholders to consider the Agreement and the Plan of Merger or obtaining the written consent of such stockholders, by Seller if (i) Franklin shall have failed to make its recommendation referred to in Section 5.8(b), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Seller or (ii) Franklin shall have materially breached its obligations under Section 5.8(b) by failing to call, give notice of, convene and hold the meeting of its stockholders in accordance with Section 5.8(b) or obtain the written consent of its stockholders.

         7.2 Effect of Termination. In the event of termination of this Agreement by either Franklin or Seller as provided above, this Agreement shall forthwith become void (other than Sections 5.6(b), this Section 7.2, Section 7.4 and Article VIII hereof, which shall remain in full force and effect) and there shall be no further liability on the part of the parties or their respective officers or directors except for the liability of the parties under Sections 5.6(b), 7.4 and 8.1 hereof, and except for liability for any willful breach of any covenant, undertaking, representation or warranty in this Agreement giving rise to such termination.

         7.3 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after approval thereof by the stockholders of Seller, the parties may (a) amend this Agreement and the Plan of Merger, (b) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of Seller, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement or the Plan of Merger which (i) modifies either the amount or the form of the Merger Consideration to be delivered to stockholders of Seller, or (ii) is reasonably likely to materially delay or jeopardize receipt of any required regulatory approvals or materially impair or prevent the satisfaction of any other condition to the obligations of Franklin or Seller set forth in Sections 6.1, 6.2 and 6.3 hereof or may materially delay the Effective Time. This Agreement and the Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and which has been authorized by or under the direction of its Board of Directors, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         7.4 Termination Fees.
             ----------------

         (a) (i) In the event that (A) a Pre-Termination Takeover Proposal Event (as defined in subsection (iii)) shall occur after the date of this Agreement and thereafter this Agreement is terminated by either Franklin or Seller pursuant to Section 7.1(b)(ii) or by Franklin pursuant to Section 7.1(d) as a result of a willful breach by Seller and (B) prior to the date that is twelve
(12) months after the date of such termination Seller consummates an Acquisition Proposal or enters into a Seller Acquisition Agreement, then Seller shall, on the date such Acquisition Proposal is consummated or such Seller Acquisition Agreement is entered into, pay Franklin a fee equal to $3.35 million by wire transfer of same day funds.

             (ii) In the event that this Agreement is terminated by Seller pursuant to Section 7.1(e) or by Franklin pursuant to Section 7.1(f), then concurrently with such termination, Seller shall pay to Franklin a fee equal to $3.35 million by wire transfer of same day funds, and such termination shall not be deemed effective hereunder until receipt by Franklin of such fee.

             (iii) For purposes of this Section 7.4(a), a "PRE-TERMINATION TAKEOVER PROPOSAL EVENT" shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, an Acquisition Proposal shall have been made known to the senior management or board of directors of Seller or any of the Seller Subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and such Acquisition Proposal or public announcement shall not have been irrevocably withdrawn not less than five business days prior to the Special Meeting with respect to a termination pursuant to Section 7.1(b)(ii) or the date of termination with respect to a termination pursuant to Section 7.1(d). Seller acknowledges that the agreements contained in this Section 7.4(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Franklin would not enter into this Agreement; accordingly, if Seller fails promptly to pay the amount due pursuant to this Section 7.4(a), and, in order to obtain such payment, Franklin commences a suit which results in a judgment against Seller for the fee set forth in this Section 7.4(a), Seller shall pay to Franklin its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

         (b) In the event that the Merger Agreement is terminated by Franklin pursuant to Section 7.1(g) or Section 7.1(h), or the Merger is terminated by Franklin or Seller pursuant to Section 7.1(b)(i) due solely to the failure of the conditions set forth in Section 6.2(d) to be satisfied, then Franklin shall pay to Seller an amount equal to $1.5 million plus all out-of-pocket costs, fees and expenses related to this Agreement and the transactions contemplated hereby subject to a maximum amount for all such costs, fees and expenses of $350,000. Such $1.5 million amount shall be paid concurrently with the termination as provided in the immediately preceding sentence by wire transfer of same day funds, and such costs, fees and expenses shall be paid by wire transfer of same day funds within three business days following receipt by Franklin of reasonable documentation of such expenses following the date on which such $1.5 million amount shall be due. Franklin acknowledges that the agreements contained in this Section 7.4(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Seller would not enter into this Agreement; accordingly, if Franklin fails promptly to pay the amount due pursuant to this Section 7.4(b), and, in order to obtain such payment, Seller commences a suit which results in a judgment against Franklin for the fee set forth in this Section 7.4(b), Franklin shall pay to Seller its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 Expenses. Except as provided in Section 7.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting, investment banking and printing expenses) shall be borne by the party incurring such costs and expenses, provided that Franklin and Seller shall each bear one-half of all costs of printing, mailing and filing the Proxy Statement and all registration, filing and similar fees relating to the Merger, the Bank Merger and the Intermediate Holding Company Merger, provided further that Franklin shall bear all costs of printing, mailing and filing the Form S-1 and IPO Prospectus and all registration, filing and similar fees relating to the Initial Public Offering.

         8.2 Survival. The respective representations, warranties and covenants of the parties to this Agreement shall not survive (i) the Effective Time or
(ii) the termination of this Agreement, but shall terminate as of the Effective Time or such termination, respectively, except for the provisions of (i) Sections 5.15, Article II and this Article VIII and (ii) Sections 5.6(b), 5.6(c), 7.4 and this Article VIII, respectively.

         8.3 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight express or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram or telex addressed as follows:

         (a) If to Franklin or Merger Sub, to:

                      Franklin Bank Corp.
                      9800 Richmond Avenue
                      Suite 680
                      Houston, Texas  77042
                      Attn:  Glenn Mealey
                      Facsimile:  (713) 339-8918

                      Copy to:

                      Wachtell, Lipton, Rosen & Katz
                      51 West 52nd Street
                      New York, New York  10019
                      Attn:  Craig M. Wasserman, Esq.
                      Facsimile:  (212) 403-2000

         (b) If to Seller, to:

                      Jacksonville Bancorp, Inc.
                      Commerce and Neches Streets
                      Jacksonville, Texas  75766
                      Attn:  Jerry M. Chancellor
                      Facsimile:  (903) 586-5044

                      Copy  to:

                      Elias, Matz, Tiernan and Herrick L.L.P.
                      734 15th Street, N.W.
                      Washington, D.C.  20005
                      Attn:  Stephen M. Ege, Esq.
                      Facsimile:  (202) 347-2172

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

         8.4 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and, except as otherwise expressly provided in Sections 5.15(a)(4), 5.15(a)(6), 5.15(a)(7), 5.15(b) and 5.15(c),
that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

         8.5 Complete Agreement. This Agreement and the Plan of Merger, including the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, contain the entire agreement and understanding of the parties with respect to their subject matter and shall supersede all prior agreements and understandings between the parties, both written and oral, with respect to such subject matter, including the confidentiality agreement by and between the parties dated as of December 13, 2002. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.

         8.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         8.7 Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.

         8.8 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section, Exhibit or Annex of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.10 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, Franklin Bank Corp., FBC Merger Corporation and Seller Bancorp, Inc. have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                            FRANKLIN BANK CORP.

                                            By: /s/Glenn Mealey
                                                --------------------------------
                                                 Name:  Glenn Mealey
                                                 Title: Managing Director and
                                                        Executive Vice President

                                            FBC MERGER CORPORATION
                                            By: /s/Glenn Mealey
                                                --------------------------------
                                                 Name:  Glenn Mealey
                                                 Title: Secretary

                                            JACKSONVILLE BANCORP, INC.

                                            By: /s/Jerry Chancellor
                                                --------------------------------
                                                 Name:  Jerry Chancellor
                                                 Title: President

                                                                      APPENDIX B

August 12, 2003

Board of Directors
Jacksonville Bancorp, Inc.
Commerce and Neches Street
P.O. Box 401
Jacksonville, TX 75766

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the issued and outstanding shares of common stock (the "Jacksonville Common Stock") of Jacksonville Bancorp, Inc. ("Jacksonville"), of the consideration to be paid by Franklin Bank Corp. ("Franklin") pursuant to the Agreement and Plan of Merger, dated as of August 12, 2003 (the "Agreement") by and among Jacksonville and Franklin. Unless otherwise noted, all terms used herein will have the same meaning as defined in the Agreement.

The Agreement provides for the merger (the "Merger") of the newly established subsidiary of Franklin ("Acquisition Sub") with and into Jacksonville, pursuant to which, among other things, at the Effective Time (as defined in the Agreement), each outstanding share of Jacksonville Common Stock will be exchanged for the right to receive $37.50 in cash (the "Merger Consideration"). As is provided in the Agreement, the Merger is contingent upon Franklin's successful initial public offering ("Offering") to be completed prior to June 30, 2004. The specific terms and conditions of the Merger are more fully set forth in the Agreement.

Trident Securities ("Trident"), a division of McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

We have acted as Jacksonville's financial advisor in connection with, and have participated in certain negotiations leading to, the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

      (ix) Reviewed certain publicly available information concerning Jacksonville, including the Annual Reports on Form 10-K of Jacksonville for each of the years for the three-year period ended September 30, 2002 and the Quarterly Reports on Forms 10-Q of Jacksonville for the quarters ended December 31, 2002 and March 31, 2003;

       (x) Reviewed certain financial and operational information concerning Franklin, including the consolidated statement of financial condition as of December 31, 2002, related statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 2002 accompanied by the audit report of Franklin's independent public accountants;

      (xi) Reviewed certain other internal information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Jacksonville and Franklin provided to us or publicly available for purposes of our analysis;

     (xii) Participated in meetings and telephone conferences with members of senior management of Jacksonville concerning the financial condition, business, assets, financial forecasts and prospects of the company, as well as other matters we believed relevant to our inquiry;

    (xiii) Participated in meetings and telephone conferences with members of senior management of Franklin and its underwriters concerning the financial condition, business, assets, financial forecasts of Franklin and the prospects related to the Offering, as well as other matters we believed relevant to our inquiry;

     (xiv) Reviewed certain stock market information for Jacksonville Common Stock and compared it with similar information for certain companies, the securities of which are publicly traded;

      (xv) Compared the results of operations and financial condition of Jacksonville with that of certain companies, which we deemed to be relevant for purposes of this opinion;

     (xvi) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions, which we deemed to be relevant for purposes of this opinion;

    (xvii) Reviewed financial projections prepared by management of Jacksonville;

     (xviii) Reviewed the Agreement and certain related documents; and

     (xix) Performed such other reviews and analyses as we have deemed appropriate.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of Jacksonville and Franklin contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either Jacksonville or Franklin, nor have we made or obtained or been furnished with any independent valuation or appraisal of any of such assets, properties or facilities or any of the liabilities of either Jacksonville or Franklin.

With respect to financial forecasts used in our analysis, we have assumed that such forecasts have been reasonably prepared by management of Jacksonville on a basis reflecting the best currently available estimates and judgments of the management of Jacksonville as to the future performance of Jacksonville. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Merger Consideration, to the holders of Jacksonville Common Stock, and does not address the underlying business decision by Jacksonville's Board of Directors to effect the Merger, does not compare or discuss the relative merits of any competing proposal or any other terms of the Merger, and does not constitute a recommendation to any Jacksonville shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of Jacksonville Common Stock may be at the Effective Time of the Merger or as to the prospects of Jacksonville's business or Franklin's business and Offering.

We have acted as financial advisor to Jacksonville in connection with the Merger and will receive from Jacksonville a fee for our services, a significant portion of which is contingent upon the consummation of the Merger, as well as Jacksonville's agreement to indemnify us under certain circumstances. We will also receive a milestone fee in connection with the delivery of this opinion. In the ordinary course of business, we may actively trade securities of Jacksonville for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this opinion was prepared solely for the confidential use of the Board of Directors and senior management of Jacksonville and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of Jacksonville Common Stock in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in a form reasonably acceptable to us and our counsel.

Based upon and subject to the foregoing and such other matters, as we consider relevant, it is our opinion that as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of Jacksonville.

                                         Very truly yours,



                                         TRIDENT SECURITIES,
                                         a division of McDonald Investments Inc.

                                                                      APPENDIX C

ART. 5.11. RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS.

         A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

                  (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

                  (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

                  (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

         B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

                  (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

                      (a) listed on a national securities exchange;

                      (b) listed on the Nasdaq Stock Market (or successor
                  quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                      (c) held of record by not less than 2,000 holders;

                  (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

         (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

                           (a) shares of a domestic or foreign corporation that,
             immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

                               (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

                               (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                               (iii) held of record by not less than 2,000 holders;

                           (b) cash in lieu of fractional shares otherwise
             entitled to be received;

             or

                           (c) any combination of the securities and cash
             described in Subdivisions (a) and (b) of this subsection.

ART. 5.12. PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS.

         A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

            (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder.

Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

                                    (b) With respect to proposed corporate
                           action that is approved pursuant to Section A of
                           Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty
                           (20) day period shall be bound by the action.

                  (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

                  (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

         B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

         C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

         D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

         E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

         F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

         G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13. PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS.

         A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

         B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

         C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                           JACKSONVILLE BANCORP, INC.
                           COMMERCE AND NECHES STREET
                            JACKSONVILLE, TEXAS 75766

                                 REVOCABLE PROXY
                         SPECIAL MEETING OF STOCKHOLDERS

                              _______________, 2003

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned, as a holder of common stock of Jacksonville Bancorp, Inc. ("Jacksonville"), hereby appoints __________ and ____________, and each of them, as proxies of the undersigned, each with the full power to appoint his, her or its substitute and to act without the other, to represent and to vote as designated on the reverse of this card all of the shares of Jacksonville common stock which the undersigned is entitled to vote at the special meeting of stockholders to be held at ____________, Jacksonville, Texas, on ________, November __, 2003, at _:00 a.m., Central Time, or any adjournment or postponement thereof.

         THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

         SHARES OF JACKSONVILLE COMMON STOCK WILL BE VOTED AS SPECIFIED. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE AND ADOPT AN AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 12, 2003, AMONG JACKSONVILLE, FRANKLIN BANK CORP. AND FBC MERGER CORPORATION AND "FOR" THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE SPECIAL MEETING OF STOCKHOLDERS, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS APPOINTED AS PROXIES.

         A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. SHARES CANNOT BE VOTED BY THE PROXIES UNLESS THIS PROXY CARD IS SIGNED AND RETURNED.


           IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE.

           PLEASE MARK YOUR CHOICE LIKE THIS [X] IN BLUE OR BLACK INK


Jacksonville Bancorp, Inc.                   ---------------------------------
Commerce and Neches Street                   I plan to attend the meeting |_|
Jacksonville, Texas  75766                   ---------------------------------

1. Proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 12, 2003, among Jacksonville Bancorp, Inc., Franklin Bank Corp. and FBC Merger Corporation, pursuant to which, among other things, (i) FBC Merger Corporation will merge with and into Jacksonville and (ii) upon consummation of the merger, each outstanding share of Jacksonville common stock (other than specific shares held by Jacksonville or Franklin or as to which dissenters' rights have been perfected) will be converted into the right to receive $37.50 in cash, without interest.

          FOR                     AGAINST                      ABSTAIN
          |_|                       |_|                          |_|

2. Proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

          FOR                     AGAINST                      ABSTAIN
          |_|                       |_|                          |_|

3. In their discretion, upon any other matter that may properly come before the special meeting of stockholders or any postponement or adjournment thereof.

THE BOARD OF DIRECTORS OF JACKSONVILLE UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND "FOR" THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY. SUCH VOTES ARE HEREBY SOLICITED BY THE BOARD OF DIRECTORS.


                   Dated:          ____________________________

                   Signature       ____________________________

                   Signature       ____________________________
                                   (print name)

                   IMPORTANT: Please sign your name exactly as it appears on the stock certificate. When shares are held as joint tenants, either may sign. When signing as an attorney, executor, administrator, trustee or guardian, add such title to your signature.

                   NOTE: If you receive more than one proxy card, please date and sign each card and return